Exhibit 10.14

MICROBIA, INC.

301 BINNEY STREET
CAMBRIDGE, MA

TABLE OF CONTENTS

ARTICLE 1. BASIC TERMS		5
1.01.	Date of Lease:	5
1.02.	Landlord.	5
1.03.	Tenant:	5
1.04.	Tenant Guarantor:	5
1.05.	Address of Property:	5
1.06.	Building and Property:	5
1.07.	Premises:	5
1.08.	Tenant’s Pro Rata Share:	6
1.09.	Term:	6
1.10.	Commencement and Delivery Dates:	6
1.11.	Permitted Uses:	8
1.12.	Broker(s):	8
1.13.	Management Company:	8
1.14.	Letter of Credit:	8
1.15.	Parking:	8
1.16.	Base Rent:	8
1.17.	Additional Rent:	9
1.18.	Intentionally omitted	9
1.19.	Address of Landlord for Notices:	9
1.20.	Original Address of Tenant for Notices:	10
1.21.	Finish Work:	10
1.22.	Finish Work Allowance:	10
1.23.	Exhibits:	10

ARTICLE 2. PREMISES AND APPURTENANT RIGHTS		15

2.01.	Lease of Premises; Appurtenant Rights	15

ARTICLE 3. LEASE TERM		18
3.01.	Lease Term; Delay in Commencement	18
3.02.	Hold Over	19
3.03.	Right to Extend	20

ARTICLE 4. RENT		22
4.01.	Base Rent	22
4.02.	Additional Rent	22
4.03.	Late Charge	23
4.04.	Interest	24
4.05.	Method of Payment	24
4.06.	Audit	25

ARTICLE 5. TAXES		26
5.01.	Taxes	26
5.02.	Definition of “Taxes”	27
5.03.	Personal Property Taxes	28

ARTICLE 6. UTILITIES		28
6.01.	Utilities	28

ARTICLE 7. INSURANCE		30
7.01.	Coverage	30
7.02.	Avoid Action Increasing Rates	31
7.03.	Waiver of Subrogation	31
7.04.	Landlord’s Insurance	31

ARTICLE 8. OPERATING EXPENSES		32
8.01.	Operating Expenses	32

ARTICLE 9. USE OF PREMISES		35
9.01.	Permitted Uses	35
9.02.	Indemnification	35
9.03.	Compliance With Legal Requirements	36
9.04.	Hazardous Substances	37
9.05.	Signs and Auctions	40
9.06.	Landlord’s Access	41

ARTICLE 10. CONDITION AND MAINTENANCE OF PREMISES AND PROPERTY		41
10.01.	Existing Conditions	41
10.02.	Exemption and Limitation of Landlord’s Liability	42
10.03.	Landlord’s Obligations	43
10.04.	Tenant’s Obligations	44

10.05.	Tenant Work	45
10.06.	Condition upon Termination	50
10.07.	Decommissioning of the Premises	50

ARTICLE 11. ROOFTOP LICENSE; ANTENNAS		51
11.01.	Rooftop License	51
11.02.	Installation and Maintenance of Rooftop Equipment	52
11.03.	Interference by Rooftop Equipment	53
11.04.	Relocation of Rooftop Equipment	54

ARTICLE 12. DAMAGE OR DESTRUCTION; CONDEMNATION		54
12.01.	Damage or Destruction of Premises	54
12.02.	Eminent Domain	56

ARTICLE 13. ASSIGNMENT AND SUBLETTING		57
13.01.	Landlord’s Consent Required	57
13.02.	Landlord’s Consent	58
13.03.	No Release	59
13.04.	Right of Termination or Recapture	60
13.05.	Additional Procedures	60

ARTICLE 14. EVENTS OF DEFAULT AND REMEDIES		61
14.01.	Covenants and Conditions	61
14.02.	Events of Default	61
14.03.	Remedies for Default	62

ARTICLE 15. LETTER OF CREDIT		64
15.01.	Letter of Credit	64

ARTICLE 16. PROTECTION OF LENDERS/GROUND LANDLORD		67
16.01.	Subordination and Superiority of Lease	67
16.02.	Attornment	68
16.03.	Rent Assignment	69
16.04.	Other Instruments	69
16.05.	Estoppel Certificates	69
16.06.	Ground Lease	69

ARTICLE 17. MISCELLANEOUS PROVISIONS		71
17.01.	Landlord’s Consent Fees	71
17.02.	Notice of Landlord’s Default	71
17.03.	Quiet Enjoyment	71
17.04.	Interpretation	71
17.05.	Notices	72
17.06.	No Recordation	72
17.07.	Corporate Authority	72

17.08.	Joint and Several Liability	73
17.09.	Force Majeure	73
17.10.	Limitation of Warranties	73
17.11.	No Other Brokers	73
17.12.	Applicable Law and Construction	73

ARTICLE 18. RIGHT OF FIRST OFFER		74
18.01.	Right of First Offer	74
18.02.	Tenant’s Rights are Personal	76
18.03.	Additional Limitations	76

ARTICLE 19. RIGHT OF FIRST REFUSAL		76
19.01.	Right of First Refusal	76
19.02.	Additional Limitations	77
19.03.	Arbitration	78

MICROBIA, INC.

301 BINNEY STREET
CAMBRIDGE, MA

ARTICLE 1. BASIC TERMS

The following terms used in this Lease shall have the meanings set forth below.

1.01. Date of Lease:	As of January 12, 2007

1.02. Landlord:	Rogers Street, LLC, a Delaware limited liability company

1.03. Tenant:	Microbia, Inc., a Delaware corporation

1.04. Tenant Guarantor:	None

1.05. Address of Property:	301 Binney Street Cambridge, MA 02141

1.06. Building and Property:

The building containing 417,131 rentable square feet (the “Building”) in the City of Cambridge, MA, located on a parcel of land described in Exhibit 1.06 attached hereto and known as 301 Binney Street (the Building and such parcel of land hereinafter being collectively referred to as the “Property”).

1.07. Premises:

112,516 rentable square feet in the aggregate, comprised of the entire second floor of the Building, a portion of the first (1st) floor of the Building (the “First Floor Space”), and ancillary shaft and penthouse space on other floors of the Building, each as further described on Exhibit 1.07 (the “Premises”), based on the Measurement Standard as defined in, and subject to remeasurement pursuant to, Section 2.01(e).

It is the Tenant’s intention to take occupy the Premises in four phases (each such phase, a “Phase”). The Phases include (a) the First Floor Space, which shall consist of at least 10,000 rentable square feet, (b) a maximum of 20,000 rentable square feet on the second floor of the Building (the “Office Space”), (c) 21,856 (subject to the following paragraph) rentable square feet on the second floor of the Building (the “First Lab Space”), and (d) 48,378 (subject to the following paragraph) rentable square feet on the second floor of the Building ( the “Final Lab Space”).

Notwithstanding anything in the immediately preceding paragraph to the contrary, the exact rentable square footage of each such Phase, including the First Lab Space and the Final Lab Space, may vary based on Tenant’s programming for such Phase, but in no event shall the First Floor Space consist of less than 10,000 rentable square feet, the Office Space consist of more than 20,000 rentable square feet, or the aggregate total rentable square feet of the Premises be less than 112,516 rentable square feet on account of the provisions of this paragraph.

1.08. Tenant’s Pro Rata Share:	28.37%, subject to adjustment per Section 4.02(c).

1.09. Term:

Initial Term:

Subject to the right to extend set forth in Section 3.03, and the terms and conditions of this Lease, eight (8) Lease Years from the first Rent Commencement Date to occur until the last day of the eighth Lease Year.

Extension Terms:	Two (2) additional terms of five (5) Lease Years each.

Lease Year:

The first Lease Year begins on the first Rent Commencement Date to occur and ends on the last day of the twelfth full calendar month after said Rent Commencement Date. Each subsequent Lease Year ends twelve months after the preceding one.

1.10. Commencement and Delivery Dates:

Lease Commencement	The date hereof. Notwithstanding anything herein

Date:

to the contrary, it is the intent of the parties that neither Landlord nor Tenant shall have any obligation to each other with respect to the operation, maintenance, repair, or insurance of the Premises or Property, or any obligation to indemnify each other with respect thereto, prior to the Delivery Date (other than the obligations each party has to each other with respect to the design and construction of the Base Building Work and Finish Work and such obligations as are clearly unrelated to Tenant’s occupancy of the Premises for the construction of the Finish Work and the conduct of its business).

Estimated Delivery Date:	August 31, 2007

Rent Commencement Date:

The Rent Commencement Date for the Office Space shall occur on the earlier to occur of (x) the later to occur of (a) the date that is four months after the Delivery Date or (b) January 1, 2008, or (y) the date upon which Tenant first occupies all or any portion of the Office Space for the conduct of its business.

The Rent Commencement Date for the First Floor Space shall occur on the earlier to occur of (x) the later to occur of (a) the date that is nine months after the Delivery Date or (b) June 1, 2008, or (y) the date upon which Tenant first occupies all or any portion of the First Floor Space for the conduct of its business.

The Rent Commencement Date for the First Lab Space shall occur on the earlier to occur of (x) January 1, 2009, or (y) the date upon which Tenant first occupies all or any portion of the First Lab Space for the conduct of its business.

The Rent Commencement Date for the Final Lab Space shall occur on the earlier to occur of (x) January 1, 2011, or (y) the date upon which Tenant first occupies all or any portion of the Final Lab Space for the conduct of its business.

Notwithstanding any term or provision of this Lease to the contrary (including without limitation Section

10.05), neither (i) any repair, maintenance or work arising from any obligation of Tenant to comply with applicable law or regulation or direction of a governmental authority, nor (ii) any installation of demising walls and doors on the second floor of the Premises shall constitute “occupancy” for the purposes of determining the Rent Commencement Date in the applicable portion of the Premises or otherwise cause any Rent Commencement Date to occur.

1.11. Permitted Uses:	Technical office for research and development, laboratory and research facility, and subject to applicable requirements of the Cambridge Zoning Ordinance, limited manufacturing as an accessory use.

1.12. Broker(s):	Richards Barry Joyce & Partners and CBRE/Lynch Murphy Walsh Advisors

1.13. Management Company:	Hallkeen Management

1.14. Letter of Credit:

Initially, $1,924,508.60, subject to changes pursuant to the provisions of Section 15.01, and increasing to the final aggregate amount of $7,521,726.60, subject to changes pursuant to Exhibit 10.04(c).

1.15. Parking:	74 parking spaces; the cost of each parking pass currently being $225 per month, subject to the provisions of Section 2.01(d) regarding potential increases in such number and rate.

1.16. Base Rent:

Initial Term:

Initially, $49.25 per rentable square foot per annum for the Office Space and $60.50 per rentable square foot per annum for the remainder of the Premises, increasing in each case on the fourth anniversary of the first Rent Commencement Date to occur (the “Interim Date”) to reflect any increase in the Consumer Price Index for all Urban Wage Earners and Clerical Workers for Boston, Massachusetts published by the Bureau of Labor Statistics of the United States Department of Labor (base year 1982-84 = 100 (the “CPI”) over the Base Price Index as more particularly set forth in Section 3.03(e). Notwithstanding the foregoing, any such increase in CPI shall not exceed four percent (4%) per year compounded annually.

Extension Terms:

The greater of (x) Market Rent, as determined pursuant to Section 3.03, or (y) the last effective Base Rent adjusted at the beginning of each Extension Term, if any, to reflect any increase in the CPI as more particularly set forth in Section 3.03(e). In no event shall the Base Rent for any Extension Term be less than the Base Rent last in effect for the previous Term as modified by the Adjustment, as defined in Section 3.03(e). Notwithstanding the foregoing, any such increase in CPI shall not exceed four percent (4%) per year compounded annually.

1.17. Additional Rent:	All amounts payable by Tenant under this Lease other than Base Rent, including without limitation:

(i) Tenant’s Pro Rata Share of Taxes (Article 5);

(ii) Tenant’s Pro Rata Share of Landlord’s expenses for utilities (Article 6);

(iii) Tenant’s Pro Rata Share of Landlord’s insurance premiums related to the Building (Article 7) (See Section 4.02);

(iv) Tenant’s Pro Rata Share of Operating Expenses (Article 8)(see Section 4.02);

(v) and Additional Finish Work Amounts (Exhibit 10.04(c)),

1.18. Intentionally omitted.

1.19. Address of Landlord for Notices:	Lyme Properties, LLC 101 Main Street, 18th Floor Cambridge, MA 02142 Attn: David Clem and Robert L. Green

With a copy to:

DLA Piper US LLP 33 Arch Street, 26th Floor Boston, MA 02110 Attn: Greg D. Peterson, Esquire

1.20. Original Address of Tenant for Notices:	Microbia, Inc. 320 Bent Street Cambridge, MA 02141 Attn: Michael Higgins

With a copy to:

Ropes & Gray LLP One International Place Boston, MA 02110
Attn: Walter R. McCabe III, Esq.

1.21. Finish Work:	All to be constructed by Tenant as further set forth in Section 10.04(c) and Exhibit 10.04(c).

1.22. Finish Work Allowance:

$125 per rentable square foot with respect to the First Floor Space; $50 per rentable square foot with respect to the Office Space; $125 per rentable square foot with respect to the First Lab Space; and $125 per rentable square foot with respect to the remainder of the Premises. The foregoing amounts are subject to change on account of Tenant’s election to use the Additional Allowance as further set forth in Exhibit 10.04(c).

Notwithstanding anything herein to the contrary, the Finish Work Allowances (and Additional Allowance, if applicable) set forth for each Phase may vary based on the actual rentable square footage of each Phase (but subject to the cumulative minimum rentable square footage amount in Section 1.07), as described in Section 2.01(e), below.

1.23. Exhibits:	Exhibit 1.06: Exhibit 1.07: Exhibit 2.01(e): Exhibit 3.01: Exhibit 6.01 Exhibit 9.01: Exhibit 9.04(a): Exhibit 10.03(a): Exhibit 10.04 (c)	Property Premises BOMA Measurement Standard Form of Confirmation of Delivery Date Utility Service Switching Points Rules and Regulations Hazardous Substances Base Building Work Finish Work Letter

Exhibit 10.05(b): Exhibit 10.05(c): Exhibit 15.01: Exhibit 16.01: Exhibit 16.06: Exhibit 19.01

Construction Documents

Tenant Work Insurance Schedule

Form of Letter of Credit

Form of Lender’s Subordination, Nondisturbance and Attornment Agreement

Form of Ground Landlord’s Non-Disturbance Agreement

RFR Space

INDEX OF DEFINED TERMS

320 Bent Lease	61
320 Bent Street	59
AAA	25
Additional Rent	22
Adjustment	21
Antenna	52
Antenna Installation Area	52
Arbitration Notice	78
Arbitrator	21
Audit Period	25
Base Building Construction Plans	17
Base Building Work	43
Base Price Index	21
Building	5
Business Days	21
Construction Documents	47
Core Building Systems	46
CPI	8
Default Rate	24
Delivery Date	18
Environmental Incidents	39
Environmental Law(s)	37
Event of Default	61
Extension Term	20
Final Lab Space	5
Finish Work Letter	45
First Extension Term	20
First Floor Space	5
First Lab Space	5
Ground Landlord	69
Ground Lease	69
Hazardous Substances	38
Indemnitees	35
Interim Date	8
Lab Standards	38
Legal Requirement	36
Letter of Credit	64
Market Rent	20
Material Service Interruption	29
Measurement Standard	18
Minor Work	46
NDA	70

Offer Notice	75
Offered Space	75
Office Space	5
Operating Costs	22
Operating Expenses	32
Outside Delivery Date	18
Permitted Transfer	58
Phase	5
Premises	5
Profits	59
Project	33
Property	5
PTDM Agreement	17
Related Entity	58
Reletting Expenses	62
Rent	22
RFO Space	75
RFR Acceptance Notice	77
RFR Notice	76
RFR Space	76
Right of First Offer	75
Rooftop Equipment	52
Rooftop Installation Areas	52
Rules and Regulations	35
Second Extension Term	20
Service Interruption	29
Service Interruption Notice	29
Substantial Completion	43
Substantially Completed	43
Successor Entity	58
Target Delivery Date	75
Taxes	27
Tenant Contractor	48
Tenant Work	45
Tenant’s Architect	47
Tenant’s Audit Notice	25
Tenant’s Equipment	52
Tenant’s Termination Notice	18
Term	74
Third Arbitrator	21
Total Operating Costs	22
Transfer	58
Transferee	58
Utility Service	28

Utility Service Provider	29
Utility Switching Points	28

ARTICLE 2. PREMISES AND APPURTENANT RIGHTS

2.01. Lease of Premises; Appurtenant Rights

Landlord hereby leases the Premises to Tenant, and Tenant hereby leases the Premises from Landlord, for the Term, subject to all matters of record, all legal requirements and all matters referred to below. Subject to Landlord’s Rules and Regulations, Tenant shall have access to the Premises twenty-four (24) hours a day, seven (7) days a week.

(a)           Exclusions. Except as otherwise expressly provided herein, the Premises exclude common areas and facilities of the Property, including without limitation exterior walls, the common stairways and stairwells, entranceways and the main lobby, elevators and elevator wells, fan rooms, electric and telephone closets (except on floors leased entirely by tenant), janitor closets (except on floors leased entirely by tenant), freight elevator vestibules, and pipes, ducts, conduits, wires and appurtenant fixtures located within the Premises but serving other parts of the Property (exclusively or in common) and other common areas and facilities from time to time designated as such by Landlord. If the Premises include less than the entire rentable area of any floor, then the Premises also exclude the common corridors, elevator lobby and toilets located on such floor.

(b)           Appurtenant Rights. Tenant shall have, as appurtenant to the Premises, rights, in common with others (subject to the Rules and Regulations), to use the common areas and facilities of the Property, including, but not limited to passenger elevators, service elevators, the loading dock in the Building, the Building lobby, to install, repair and maintain wires, piping, vents, flues, shafts in common shafts and common plenums, to use vents and ducts serving the Premises and located outside the Premises, to the parking rights set out in Section 2.01(d), to the signage rights as set out in Section 9.05, to use the rooftop as set out in Article 11, to use common area restrooms, and the right to reasonable access to the foregoing areas (including, without limitation, for the purposes of installing, repairing and maintaining Tenant alterations and additions as permitted under this Lease). In addition, Tenant shall have the appurtenant right to access 320 Bent Street (as defined in Section 13.02) via the underground tunnel between the Building and 320 Bent Street, subject to the Rules and Regulations (as defined in Section 9.01) and Landlord’s reasonable security measures (which appurtenant right may be provided by use of a cross-easement if 320 Bent Street is ever held in separate ownership from the Building).

(c)               Reservations. In addition to other rights reserved herein or by law, Landlord reserves the right from time to time, without unreasonable (except in emergency) interference with Tenant’s rights hereunder, including without limitation Tenant’s use of and access to the Premises: (i) to make additions to or reconstructions of the Building and to install, use, maintain, repair, replace and relocate for service to the Premises and other parts of the Building, or either, pipes, ducts, conduits, wires and appurtenant fixtures, wherever located in the Premises, the Building, or elsewhere in the Property (subject to the provisions of Section 9.06); (ii) to alter or relocate any other common area or facility, including the drives, lobbies and entrances (provided that Tenant’s rights under this Lease are not materially and adversely affected), and (iii) to grant easements and other rights with respect to the Property, provided such grants do not materially and adversely affect Tenant’s rights under this Lease. Installations, replacements and relocations within the Premises referred to in clause shall be located as far as practicable above ceiling surfaces, below floor surfaces or within perimeter walls of the Premises, shall not materially affect the useable square footage of the Premises, and shall not permit other parties to use the shafts dedicated exclusively to Tenant and shown as part of the Premises in Exhibit 1.07, and Landlord shall minimize the disruption to the Tenant to the degree reasonably practicable.

(d)              Parking. During the Term, Landlord shall provide Tenant with parking passes for use by standard size automobiles and small utility vehicles in an amount equal to the number of parking passes set forth in Section 1.15 and at the initial cost set forth in Section 1.15. So long as Tenant leases premises at 320 Bent Street, the use of such passes in connection with Tenant’s use of such premises shall be permitted so long as such use is otherwise in compliance with the terms of this Section 2.01(d). The parking spaces will be located in the parking garage located at the Property. Use of the parking spaces shall be on a non-reserved basis. If any other tenants in the Building are granted reserved spaces in the parking garage, Landlord agrees that the Tenant’s non-reserved spaces shall be located within the parking garage at least as favorably for parking and access to the entrance areas of the Building as such reserved spaces on a proportionate basis (i.e. if another tenant receives 10 reserved spaces in a more favorable location out of an allotment of 50 spaces, Tenant will be provided with an equally favorable location for unreserved spaces in a similar proportion); provided, however, that the provisions of this sentence shall not apply to (i) parking for the residential parking areas serving the property known as 157 6th Street, (ii) up to five reserved parking spaces for the benefit of other tenants in the Building, (iii) any spaces required to be used for dedicated purposes pursuant to the terms of the PTDM Agreement (such as zip car spaces or car pooling spaces), and (iv) handicapped spaces or other spaces required by law. Tenant shall pay for such parking passes to such spaces (whether or not so used) at Landlord’s then current prevailing monthly rate for parking spaces. The prevailing monthly rate for parking spaces shall be subject to change from time to time, provided that any such increases are commercially reasonable as determined by the market rate for comparable parking spaces in the Kendall Square area of the City of Cambridge. Such payments shall constitute Additional Rent for purposes of the Lease. Payments under this Section shall be made at the places and times and subject to the conditions specified for payments of Base Rent, or at such other places and times as Landlord shall specify in writing. To the extent applicable to Tenant’s use of the parking spaces, the provisions of the Lease shall apply, including the Rules and Regulations. Without limiting Landlord’s other remedies under the Lease, if Tenant shall fail to pay the amounts due for such parking spaces for more than ten (10) days after notice of such failure, then Landlord may terminate Tenant’s rights to such spaces immediately upon notice by Landlord.

Tenant shall have the right from time to time to increase the number of parking passes set forth in Section 1.15, up to an aggregate number of parking passes not to exceed 78 (which amount includes the passes initially issued to Tenant hereunder), by written request to Landlord given at least 60 days in advance and subject to availability, as determined by Landlord in its sole discretion. Any such passes shall be provided to Tenant for use on all of the terms and conditions applicable to the passes originally leased to Tenant hereunder.

Tenant’s rights under this Section 2.01(d) shall not be assigned or sublicensed except in connection with an assignment or sublease permitted or for which consent is not required under Article 13 (or is permitted under Tenant’s lease for premises at 320 Bent Street, if any).

Tenant, at its sole cost and expense, shall comply with the applicable terms and conditions set forth in that certain PTDM Ordinance — Final Decision, issued on June 30, 2000, by the City of Cambridge, as amended (the “PTDM Agreement”) which PTDM Agreement has previously been provided to Tenant. Furthermore, Tenant shall reasonably cooperate with Landlord as reasonably required for Landlord to fulfill its obligations under the PTDM Agreement. Landlord shall comply with the terms of the PTDM Agreement, provided that Landlord shall not be deemed by this sentence to be responsible for any tenant’s (or any other Building occupant’s) compliance with the PTDM Agreement.

(e)           Measurement of the Premises.

(i)            The total rentable area of the Premises, upon completion of the Base Building Work, is based on the Construction Documents listed on Exhibit 10.03(a) (the “Base Building Construction Plans”). The parties agree that, except as set forth in this Section 2.01(e), the rentable area figures set forth in this Lease are conclusive unless the Base Building Work, as constructed, does not substantially conform to the Base Building Construction Plans (as they may be amended pursuant to this Lease). In the event that the Base Building Work, as constructed, does not substantially conform to the Base Building Construction Plans, Landlord’s architect shall calculate the amount by which the rentable area of the Premises and the Building have changed in accordance with the Measurement Standard and certify the final rentable square footage to Landlord and Tenant. Such certification shall include data and calculations supporting how such measurement was arrived at (which may include as-built plans and specs) so that Tenant can have such measurement checked by its architect should it choose to do so. Tenant shall have the right to review such certification and other listed materials and, if Tenant elects to dispute the same, shall notify Landlord of any dispute within fifteen (15) business days of Tenant’s receipt of such certificate. Any such dispute shall be resolved in accordance with Section 19.03. If the rentable areas change on account of the provisions of this Section, Landlord and Tenant shall then enter into an amendment to this Lease confirming the rentable areas, as modified, as well as proportional changes in the Base Rent, Tenant’s Pro Rata Share and any other charges or rights under this Lease that are calculated based upon square footage shall be adjusted based upon the rentable square footage in question.

(ii)           In addition, prior to the commencement of construction of the Finish Work in each Phase, but following Tenant’s completion of Construction Documents for the Finish Work in the First Floor Space and each successive Phase, Landlord’s architect shall remeasure the rentable area of the applicable Phase in accordance with the ANSI/BOMA Z65.1-1996 method of measurement for useable space in office buildings and consistent with the method used to determine the initial measurement of the Premises as set forth on Exhibit 2.01(e) attached (collectively, the “Measurement Standard”) and certify the final rentable square footage to Landlord and Tenant. Such certification shall include data and calculations supporting how such measurement was arrived at so that Tenant can have such measurement checked by its architect should it choose to do so. Tenant shall have the right to review such certification and other listed materials and, if Tenant elects to dispute the same, shall notify Landlord of such dispute within fifteen (15) business days of Tenant’s receipt of such certificate. Any such dispute shall be resolved in accordance with Section 19.03. In no event shall the First Floor Space be less than 10,000 rentable square feet, the Office Space be more than 20,000 rentable square feet, or the aggregate rentable square feet of the Premises be less than 112,516 rentable square feet on account of the re-measurements described in this paragraph. Following such remeasurement, Landlord shall prepare and Tenant shall enter into an amendment to this Lease memorializing any change in the rentable square footage of any Phase on account of such remeasurement and adjusting the Base Rent, Letter of Credit increase, Finish Work Allowance, and Additional Allowance (if applicable) for the applicable Phase.

ARTICLE 3. LEASE TERM

3.01.      Lease Term; Delay in Commencement

The Initial Term of this Lease is set forth in Article 1. Landlord shall use reasonable efforts to Substantially Complete the Base Building Work and deliver the Premises to Tenant on or before Estimated Delivery Date. The “Delivery Date” shall mean the date upon which Substantial Completion (as defined in Section 10.03(a)) of the Base Building Work occurs. Promptly after the Delivery Date, Landlord and Tenant shall execute and deliver a Confirmation of Premises Delivery in the form of Exhibit 3.01, but Rent shall commence on the applicable Rent Commencement Date whether or not such confirmation is executed. Landlord’s failure to deliver the Premises to Tenant on or before the Estimated Delivery Date, for any reason, shall not give rise to any liability of Landlord hereunder, shall not constitute a Landlord’s default, shall not affect the validity of this Lease, and shall have no effect on the beginning or end of the Term as otherwise determined hereunder or on Tenant’s obligations associated therewith.

Notwithstanding anything to the contrary herein including any force majeure matters described in Section 17.09 and any provisions of any non-disturbance agreements with any mortgagees or ground lessors, if the Delivery Date has not occurred by July 31, 2008 (the “Outside Delivery Date”), then, as Tenant’s sole remedy at law or equity, Tenant shall have the right to terminate this Lease upon thirty (30) days’ prior written notice to Landlord (“Tenant’s Termination Notice”), provided, however, that if the Delivery Date occurs prior to the expiration of such 30 day period, then Tenant’s Termination Notice shall be void and of no further force and effect and the terms of this Lease shall continue as set forth herein.

3.02.       Hold Over

If Tenant (or anyone claiming through Tenant) shall remain in occupancy of the Premises or any part thereof after the expiration or early termination of the Term without a written agreement therefor executed and delivered by Landlord, then without limiting Landlord’s other rights and remedies the person remaining in possession shall be deemed a tenant at sufferance, and Tenant shall thereafter pay monthly rent (pro rated for such portion of any partial month as Tenant shall remain in possession) at a rate equal to the higher of 200% of (x) the amount payable as Base Rent for the last monthly period immediately preceding such expiration or termination or (y) fair market rent, in each case with all Additional Rent also payable as provided in this Lease. After Landlord’s acceptance of the full amount of such rent for the first month of such holding over, the person remaining in possession shall be deemed a tenant at will at such rent and otherwise subject to all of the provisions of this Lease. Notwithstanding the foregoing, if Landlord desires to regain possession of the Premises promptly after the termination or expiration hereof and prior to acceptance of rent for any period thereafter, Landlord may, at its option, forthwith re-enter and take possession of the Premises or any part thereof by any legal process in force in the state where the Property is located. In any case, Tenant shall be liable to Landlord for all damages actually resulting from any failure by Tenant to vacate the Premises or any portion thereof when required hereunder; provided, however, that Tenant’s liability for damages (excluding the holdover Base Rent set forth above) during the first ninety (90) days after the expiration or earlier termination of the Lease shall be limited to Landlord’s actual lost rents and out-of-pocket costs (including, without limitation, brokerage commissions, reasonable attorneys’ fees, design costs, advertising costs and any penalties as liquidated damages that Landlord may incur) due to such holdover’s effect on a bona-fide third party’s agreement to lease or otherwise occupy the Premises.

3.03.       Right to Extend.

(a)           First Extension Term. This Lease of all of the Premises may be extended for an additional five-year period (the “First Extension Term”) by unconditional written notice from Tenant to Landlord at least twelve (12) (but not more than eighteen (18)) months before the end of the Initial Term, time being of the essence. If Tenant does not timely exercise this option, or (a) if on the date of such notice or at the beginning of the First Extension Term an Event of Default exists, or (b) Tenant fails to provide Landlord with a replacement or amended Letter of Credit on or before the beginning of the First Extension Term with an expiration date that is at least 95 days following the expiration of the Term, as so extended, then Tenant’s right to extend shall irrevocably lapse, Tenant shall have no further right to extend, and this Lease shall expire at the end of the Initial Term.

(b)         Second Extension Term. The Lease of all the Premises may be extended for a second five-year period (the “Second Extension Term”) by unconditional written notice from Tenant to Landlord at least twelve (12) (but not more than eighteen (18)) months before the end of the First Extension Term (if any). If Tenant does not timely exercise this option, or (a) if on the date of such notice or at the beginning of the Second Extension Term an Event of Default exists, or (b) Tenant fails to provide Landlord with a replacement or amended Letter of Credit on or before the beginning of the Second Extension Term with an expiration date that is at least 95 days following the expiration of the Term, as so extended, then Tenant’s right to extend shall irrevocably lapse, Tenant shall have no further right to extend, and this Lease shall expire at the end of the First Extension Term.

All references to the Term shall mean the Initial Term as it may be extended by the First Extension Term or the Second Extension Term, if any (each, an “Extension Term”). Each Extension Term shall be on all the same terms and conditions applied to the Initial Term except that the Base Rent for each Extension Term shall be as set forth below.

(c)          Market Rent. If Tenant gives Landlord timely notice of its intention to extend the then-current Term of this Lease, as it may have been previously extended, then within sixty (60) days thereafter, Landlord shall give Tenant written notice of the then applicable market rent for Tenant’s space, based on similar space in the Building and rent for similar space in similar buildings in the same geographic area, taking into account the absence of a tenant improvement allowance and brokerage commissions to the extent applicable (the “Market Rent”). Rent for each year of the next Extension Term shall be established as the higher of (x) one-hundred percent (100%) of the Market Rent or (y) the then-effective Base Rent adjusted at the commencement of the applicable Extension Term to reflect any increase in the CPI. In no event shall Market Rent be lower than the Base Rent most recently paid hereunder as modified by the Adjustment, as defined below. Within ten (10) Business Days (as defined below) after Tenant receives such notice, Tenant shall notify Landlord of its agreement with or objection to Landlord’s determination of the Market Rent, whereupon the Market Rent shall be determined by arbitration conducted in the manner set forth below. If Tenant does not notify Landlord within such ten (10) day period of Tenant’s agreement with or objection to Landlord’s determination of the Market Rent, then the Market Rent for the applicable Extension Term shall be deemed to be Landlord’s determination of the Market Rent as set forth in the notice from Landlord described in this subsection. “Business Days” shall mean any day other than Saturday, Sunday, and weekdays when the state courts of The Commonwealth of Massachusetts are closed.

(d)           Arbitration of Market Rent. If Tenant notifies Landlord of Tenant’s objection to Landlord’s determination of Market Rent under the preceding subsection, such notice shall also set forth a request for arbitration and Tenant’s appointment of an MAI appraiser having at least ten (10) years’ experience in the commercial leasing market in the City of Cambridge, Massachusetts (an “Arbitrator”). Within five (5) days thereafter, Landlord shall by notice to Tenant appoint a second Arbitrator. Each Arbitrator shall be advised to determine the Market Rent for the applicable Extension Term within thirty (30) days after Landlord’s appointment of the second Arbitrator. On or before the expiration of such thirty-(30)-day period, the two Arbitrators shall confer to compare their respective determinations of the Market Rent. If the difference between the amounts so determined by the two Arbitrators is less than or equal to ten percent (10%) of the lower of said amounts then the final determination of the Market Rent shall be equal to the average of said amounts. If such difference between said amounts is greater than ten percent (10%), then the two arbitrators shall have ten (10) days thereafter to appoint a third Arbitrator (the “Third Arbitrator”), who shall be instructed to determine the Market Rent for the applicable Extension Term within ten (10) days after its appointment by selecting one of the amounts determined by the other two Arbitrators. Each party shall bear the cost of the Arbitrator selected by such party. The cost for the Third Arbitrator, if any, shall be shared equally by Landlord and Tenant.

(e)           CPI Adjustment. If, at the commencement of the Interim Date or applicable Extension Term, there is a change in the CPI (or any comparable successor or substitute index reasonably designated by the Landlord, appropriately adjusted, and approved by Tenant, such approval not to be unreasonably withheld) reflecting an increase in the cost of living over and above the cost of living as reflected by the CPI in effect on the first Rent Commencement Date to occur (or, with respect to the First Extension Term, the CPI for the month in which the Interim Date occurred, or with respect to the Second Extension Term, the CPI for the month in which the First Extension Term commenced) (hereinafter called the “Base Price Index”), the “Adjustment” of the Base Rent shall be calculated as follows for the purposes set forth in Section 1.16 and 3.03(c): the Base Rent shall be multiplied by a fraction, the numerator of which shall be the CPI for the month in which the Interim Date occurs or the applicable Extension Term commences, as applicable, and the denominator of which (for each such fraction) shall be the Base Price Index (provided, however, that in no event shall the CPI be deemed to increase during such period by an amount in excess of four percent (4%) per year compounded annually). In the event that Landlord determines, and Tenant agrees, that the CPI ceases to use the 1982-84 average of 100 as the basis of calculation, or if a substantial change is made in the terms or number of items contained in the CPI, then the CPI shall be adjusted to the figure that the parties agree in good faith would have been arrived at had the manner of computing the CPI in effect at the date of this Lease not been changed. In the event that within one (1) year following the date that the CPI figure for any month used in calculating the Adjustment shall have been published, the federal government shall revise such figure, then: (x) such revised CPI figure shall thereafter be deemed to be the correct CPI figure for all purposes (unless the federal government shall yet again revise such figure, in which case the most recently revised CPI figure shall be deemed to be correct); and (y) any retroactive adjustment or recomputation resulting from such revised CPI figure shall be limited to encompass only the year immediately preceding the date upon which the revision of such CPI figure shall have first been published.

ARTICLE 4. RENT

4.01.      Base Rent

On the initial Rent Commencement Date and thereafter on the first day of each month during the Term, Tenant shall pay Landlord the monthly installment of Base Rent for that month in advance and the monthly installment of Tenant’s Pro Rata Share of Total Operating Costs required by Section 4.02, without offset, deduction or prior demand. Rent shall be payable at Landlord’s address or otherwise as Landlord may designate in writing from time to time.

4.02.       Additional Rent

(a)           General. “Additional Rent” means all amounts payable by Tenant under this Lease other than Base Rent. “Rent” means Base Rent and Additional Rent. Landlord shall estimate in advance (i) all Taxes under Article 5, (ii) all utility costs (unless separately metered to or separately contracted for by Tenant) under Article 6, (iii) all insurance premiums to be paid by Landlord under Article 7, and (iv) all Operating Expenses under Section 8.01 (individually all such items in clauses (i) through (iv) being “Operating Costs” and collectively, “Total Operating Costs”) and, commencing on the initial Rent Commencement Date Tenant shall pay one-twelfth of Tenant’s Pro Rata Share of such estimated Total Operating Costs monthly in advance together with Base Rent. Landlord may adjust its estimates of Total Operating Costs at any time based upon its experience and reasonable anticipation of costs. Such adjustments shall be effective as of the next Rent payment date after at least 15 days after written notice to Tenant. Within one hundred twenty (120) days after the end of each fiscal year of the Property during the Term (but in no event later than 365 days after the end of each fiscal year of the Property during the Term), Landlord shall endeavor to give to Tenant a reasonably detailed statement of the Total Operating Costs paid or incurred by Landlord during the preceding fiscal year and Tenant’s Pro Rata Share of such expenses. Within the next thirty (30) days, Tenant shall pay Landlord any underpayment, or Landlord shall credit Tenant with any overpayment, of Tenant’s Pro Rata Share of such Total Operating Costs or if the Term has ended Landlord shall pay any overpayment to Tenant. If the Term expires or the Lease is terminated as of a date other than the last day of a fiscal year, Tenant’s payment of Additional Rent pursuant to this Section for such partial fiscal year shall be based on Landlord’s best estimate of the items otherwise includable in Total Operating Costs and shall be made on or before the later of (a) ten (10) days after Landlord delivers such estimate to Tenant or (b) the last day of the Term, with an appropriate payment or refund to be made upon Tenant’s receipt of Landlord’s statement of Total Operating Costs for such fiscal year. This Section shall survive expiration or earlier termination of the Term.

This Lease requires Tenant to pay directly to suppliers, vendors, carriers, contractors, etc., certain insurance premiums, utility costs, personal property taxes, maintenance and repair costs and other expenses. If Landlord pays any of these amounts in accordance with this Lease following an Event of Default, Tenant shall reimburse such costs in full upon demand with the next monthly Rent payment. Unless this Lease provides otherwise, Tenant shall pay all Additional Rent then due on or before the date for the next monthly Rent payment. In no event shall Landlord’s failure to demand payment of Additional Rent be deemed a waiver of Landlord’s right to such payment.

(b)           Allocation of Certain Operating Costs. If at any time during the Term, Landlord provides services only with respect to particular portions of the Building or incurs other Operating Costs allocable to particular portions of the Building, then such Operating Costs shall be charged entirely to those tenants, including Tenant, if applicable, of such portions, notwithstanding the provisions hereof referring to Tenant’s Pro Rata Share. If, during any period for which Landlord’s Operating Costs are being computed, less than all of the Building is occupied by tenants, or if Landlord is not supplying all tenants with the services being supplied hereunder, Operating Costs that vary with occupancy may be reasonably estimated and extrapolated by Landlord to determine the Operating Costs that would have been incurred if the Building were fully occupied for such year and such services were being supplied to all tenants, and such estimated and extrapolated amount shall be deemed to be the Operating Costs for such period.

(c)           Tenant’s Pro Rata Share. The rentable square footage of the Building set forth in Section 1, the size of the Premises and the Tenant’s Pro Rata Share set forth in Section 1.08 may be revised from time to time upon written notice to Tenant to reflect changes to the Building made by Landlord pursuant to the terms and conditions of this Lease provided that any re-measurement resulting from such changes is made pursuant to Section 2.01(e) and Tenant shall have the right to challenge such re-measurement as provided in such section. Tenant’s Pro Rata Share is determined by dividing the rentable square footage of the Premises by the rentable square footage of 95% of the Building, each as set forth in Article I hereof (and subject to adjustment as set forth herein).

4.03.       Late Charge

Tenant acknowledges that if it pays Rent late, Landlord shall incur unanticipated costs, which shall be extremely difficult to ascertain exactly. Such costs include processing and accounting charges, and late charges which may be imposed on Landlord by any mortgage on the Property. Accordingly, if Landlord does not receive any Rent payment within five (5) days following its due date, Tenant shall pay Landlord a late charge equal to five (5%) percent of the overdue amount. The parties agree that this late charge represents a fair and reasonable estimate of the costs Landlord shall incur by reason of Tenant’s payment default. Payment of the late charge shall not cure Tenant’s payment default or prevent Landlord from exercising other rights and remedies. No late charges under this Section 4.03 shall accrue until Landlord provides notice of such late payment to Tenant and five (5) days elapse from such notice without Tenant having made such payment; provided, however, that Landlord shall not be required to give such notice more than one time in any 12-month period.

4.04.      Interest

Any late Rent (other than late charges pursuant to Section 4.03) shall bear interest from the date due until paid at the annual rate equal to at the rate of 15% per annum (the “Default Rate”) except to the extent such interest would cause the total interest to be in excess of that legally permitted. Payment of interest shall not cure Tenant’s payment default or prevent Landlord from exercising other rights and remedies. No late interest under this Section 4.04 shall accrue (i) on Rent, other than Base Rent, Additional Finish Work Amounts, and Tenant’s Pro-Rata Share of Operating Costs, until Tenant has received notice of such late payment, or (ii) until Landlord provides notice of any late payment of Base Rent, Additional Finish Work Amounts, and Tenant’s Pro-Rata Share of Operating Costs to Tenant and five (5) days elapse from such notice without Tenant having made such payment; provided, however, that Landlord shall not be required to give such notice more than one time in any 12-month period.

4.05.     Method of Payment

Tenant shall pay the Base Rent to Landlord in advance in equal monthly installments by the first of each calendar month during the Term following the initial Rent Commencement Date. Tenant shall make a ratable payment of Base Rent and Additional Rent for any period of less than a month at the beginning or end of the Term. All payments of Base Rent, Additional Rent and other sums due shall be paid in current U.S. exchange by check drawn on a clearinghouse bank at the Original Address of Landlord or such other place as Landlord may from time to time direct (or following request by Landlord, by electronic fund transfer), without demand, set-off or other deduction, except as otherwise expressly set forth herein.

Without limiting the foregoing, Tenant’s obligation so to pay Rent shall be absolute, unconditional, and independent and shall not be discharged or otherwise affected by any law or regulation now or hereafter applicable to the Premises, or any other restriction on Tenant’s use, or, except as expressly provided in herein, any casualty or taking, or any failure by Landlord to perform or other occurrence; and Tenant waives all rights now or hereafter existing to quit or surrender this Lease or the Premises or any part thereof, or to assert any defense in the nature of constructive eviction to any action seeking to recover Rent. Subject to the provisions of this Lease, however, Tenant shall have the right to seek judgments for direct money damages occasioned by Landlord’s breach of its Lease covenants (but may not set-off any such judgment against any Rent or other amount owing hereunder). Notwithstanding anything in this paragraph to the contrary, Tenant shall have the right to terminate this Lease on the express conditions and terms contained in Sections 3.01 (second paragraph), 12.01, 12.02, and 6.01 (third paragraph) hereof.

It is intended that Base Rent payable hereunder shall be a net return to Landlord throughout the Term, free of expense, charge, offset, diminution or other deduction whatsoever (except as expressly provided herein) on account of the Premises (excepting Landlord’s financing expenses, federal and state income taxes of general application, and those expenses that this Lease expressly makes the responsibility of Landlord), and all provisions hereof shall be construed in terms of such intent.

4.06.       Audit

Landlord shall keep books and records regarding Total Operating Costs. All records shall be retained for at least three (3) years. At the request of Tenant (“Tenant’s Audit Notice”) given within one hundred eighty (180) days after Landlord delivers Landlord’s statement of Total Operating Costs, Tenant (at Tenant’s expense unless, as provided below such audit reveals Tenant having been overcharged by more than 5%, in which case at Landlord’s expense) shall have the right to examine Landlord’s books and records applicable to Total Operating Costs for such fiscal year. Such right to examine the records shall be exercisable: (i) upon reasonable advance notice to Landlord and at reasonable times during Landlord’s business hours and (ii) only during the 120-day period (the “Audit Period”) following Tenant’s Audit Notice. In the event an audit of Landlord’s Total Operating Costs for such year, conducted by an independent certified public accountant retained by Tenant or an auditing firm approved by Landlord for such purpose, indicates that certain items were improperly included in Landlord’s Total Operating Costs and resulted in an overcharge to Tenant and Landlord disputes the results of said audit, then Tenant may request that the amount of Additional Rent for Total Operating Costs for the year in question be determined by an audit conducted by a certified public accountant not the auditor for either Landlord or Tenant and reasonably selected by both parties, provided that if the parties are unable so to agree within ten (10) days after receipt of Tenant’s notice, then within twenty (20) days after Tenant’s notice is given, Tenant may submit the dispute for determination by an arbitration conducted by the Boston Office of the American Arbitration Association (“AAA”) in accordance with the AAA’s commercial real estate arbitration rules. The arbitrator shall be selected by the AAA and shall be a certified public accountant with at least ten (10) years of experience in auditing commercial office buildings in the metropolitan Boston area. If the Additional Rent due as finally determined for such fiscal year is less than the Additional Rent paid by Tenant, Landlord shall either, at Tenant’s option, refund to Tenant the difference in one lump sum within 30 days after Tenant’s request or credit same against Rent next due from Tenant. Tenant’s auditing firm shall be subject to the prior approval of Landlord, which approval may be granted or denied in Landlord’s reasonable discretion, and shall not be compensated on a contingent fee basis. Any of the following accounting firms shall be deemed acceptable to Landlord if not compensated on a contingent fee basis: Ernst & Young, LLP; PriceWaterhouseCoopers, LLP; KPMG, LLP; and Deloitte & Touche USA, LLP. Notwithstanding the foregoing, Tenant’s request to audit Landlord’s books and records shall not extend the time within which Tenant is obligated to pay the amounts shown on Landlord’s statement of Total Operating Costs, and Tenant may not make the request to audit Landlord’s books and records at any time Tenant is in default of such payments or otherwise in default beyond applicable notice and cure periods under the Lease. In the event the audit determines that Tenant has been overcharged by 5% or more of the Additional Rent due with respect to Total Operating Costs, Landlord shall pay for the cost of said audit and/or the arbitration. In all other cases, Tenant shall pay for the cost of said audit and/or the arbitration.

As a condition precedent to performing any such examination of Landlord’s books and records, Tenant and its examiners shall be required to execute and deliver to Landlord an agreement in form reasonably acceptable to Landlord agreeing to keep confidential any information that they discover about Landlord or the Building or the Property in connection with such examination other than disclosures (i) required by applicable law and (ii) in connection with any enforcement of the terms of this Lease in any legal or arbitration proceeding. Without limiting the foregoing, such examiners shall also be required to agree that they will not represent any other tenant in the Building or the Property in connection with examinations of Landlord’s books and records for the Building unless said tenant(s) have retained said examiners prior to the date of the first examination of Landlord’s books and records conducted by Tenant pursuant to this Section 4.06. Notwithstanding any prior approval of any examiners by Landlord, Landlord shall have the right to rescind such approval at any time if in Landlord’s reasonable judgment the examiners have breached any confidentiality undertaking to Landlord or cannot provide reasonably acceptable assurances and procedures to maintain confidentiality.

ARTICLE 5. TAXES

5.01.       Taxes

Commencing on the initial Rent Commencement Date, Tenant covenants and agrees to pay to Landlord as Additional Rent Tenant’s Pro Rata Share of the Taxes for each fiscal tax period, or ratable portion thereof, included in the Lease Term. If Landlord receives a refund of any such Taxes, Landlord shall pay Tenant its Pro Rata Share of the refund after deducting Landlord’s reasonable costs and expenses incurred in obtaining the refund (to the extent such costs and expenses were not previously included in Operating Expenses or Taxes), but in any event such refund to Tenant shall not exceed amounts paid by Tenant for Taxes in the period subject to such refund. Upon Tenant’s request, Landlord shall furnish Tenant with copies of the applicable real estate tax bill. Tenant shall make estimated payments on account of Taxes in monthly installments on the first day of each month, in amounts reasonably estimated from time to time by Landlord pursuant to Section 4.02(a).

5.02.     Definition of “Taxes”

“Taxes” means all taxes, assessments, betterments, excises, user fees and all other governmental charges and fees of any kind or nature, or impositions or agreed payments in lieu thereof or voluntary payments made in connection with the provision of governmental services or improvements of benefit to the Building or the Property and all penalties and interest thereon (but only to the extent and if due to Tenant’s failure to make timely payments), assessed or imposed against the Premises or the Property (including without limitation any personal property taxes levied on the Property or on fixtures or equipment used in connection therewith), other than a federal or state income tax of general application. The following shall be excluded from Taxes and shall be paid solely by Landlord: inheritance, estate, succession, transfer, gift, franchise, or capital stock tax, or any income taxes arising out of or related to ownership and operation of income-producing real estate, or any excise taxes imposed upon Landlord based upon gross or net rentals or other income received by it, and assessments, charges, taxes, rents, fees, rates, levies, excises, license fees, permit fees, inspection fees or other authorization fees or charges to the extent allocable to or caused by the development or installation of on- or off-site improvements or utilities (including without limitation street and intersection improvements, roads, rights of way, lighting and signalization) necessary for the initial development or construction of the Building (other than increases in Taxes due solely to changes in the assessed valuation of the Property as a result of such development or construction). If the Property is not a separate tax parcel, then real estate taxes shall be allocated between the Property and the balance of the tax parcel in a manner reasonably determined by Landlord. Furthermore, so long as the apartment building at 157 Sixth Street and the portion of the Property on which such building is located are located on the same tax parcel as the Building, the Taxes allocable to 157 Sixth Street shall be excluded from Taxes based on the methodology used by the City of Cambridge assessors or, if the City of Cambridge assessors cease to separately allocate such Taxes, then such Taxes shall be allocated by Landlord based on the methodology previously used by the City of Cambridge assessors or some similar reasonably determined and understandable measurement. If during the Term the present system of ad valorem taxation of property shall be changed so that, in lieu of or in addition to the whole or any part of such ad valorem tax there shall be assessed, levied or imposed on such property or Premises or on Landlord any kind or nature of federal, state, county, municipal or other governmental capital levy, income, sales, franchise, excise or similar tax, assessment, levy, charge or fee (as distinct from the federal and state income tax in effect on the Date of Lease) measured by or based in whole or in part upon Building valuation, mortgage valuation, rents, services or any other incidents, benefits or measures of real property or real property operations, then any and all of such taxes, assessments, levies, charges and fees shall be included within the term of Taxes; provided, however, that Tenant’s obligation with respect to such substitute taxes shall be limited to the amount thereof as computed at the rates that would be payable if the Building and Property were the only property of

Landlord. Taxes shall also include reasonable expenses, including reasonable fees of attorneys, appraisers and other consultants, incurred by Landlord in connection with any efforts to obtain abatements or reduction or to assure maintenance of Taxes for any year wholly or partially included in the Term, whether or not successful and whether or not such efforts involved filing of actual abatement applications or initiation of formal proceedings.

At such time, if any, as the Premises comprises at least fifty percent (50%) of rentable area located on the tax lot that includes the Property, Landlord shall, upon the written request of Tenant, commence a proceeding for abatement of Taxes, provided Landlord shall thereafter have the right to settle such proceeding for the benefit of tenants in its reasonable discretion.

5.03.       Personal Property Taxes

Tenant shall pay directly all taxes charged against Tenant’s trade fixtures, furnishings, equipment, inventory, or other personal property. Tenant shall use its best efforts to have personal property taxed separately from the Property. Landlord shall notify Tenant if any of Tenant’s personal property is taxed with the Property, and Tenant shall pay such taxes to Landlord within thirty (30) days of such notice.

ARTICLE 6. UTILITIES

6.01.       Utilities

Tenant shall pay all charges for water, sewer, gas and electricity (“Utility Service”) and any other utilities or like services used or consumed on the Premises, whether called use charge, tax, assessment, fee or otherwise as the same become due. It is understood and agreed that Landlord shall be responsible for bringing Utility Service and telecommunications service to a common switching point(s) at the Building as shown on Exhibit 6.01 attached hereto (collectively, the “Utility Switching Points”). As part of the Finish Work, Tenant shall install direct meters for all Utility Services serving the Premises (other than gas, electricity, and water, which shall be or sub- or “check” metered at Landlord’s cost as part of the Base Building Work or otherwise in coordination with the completion of the Finish Work) for measuring Tenant’s consumption of such Utility Services. Tenant shall pay all costs and expenses associated with any separately metered utilities (such as telephone) provided exclusively to the Premises directly to the applicable service provider. Tenant shall pay all costs and expenses associated with utility charges that are based on a check- or sub-metering metering installation based on Landlord’s reading of such meters and directly to Landlord at the same rate paid by Landlord to the provider thereof. Additional Rent for such utilities may be reasonably estimated monthly by Landlord, based on actual readings of sub- and “check” meters where applicable, and shall be paid monthly by Tenant within thirty (30) days after being billed with a final accounting based upon actual bills received from the utility providers following the conclusion of each fiscal year of the Building. Tenant shall pay for any and all costs to install and connect Utility Services from the Utility Switching Points to the Premises. Landlord shall be under no obligation as to any Utility Services beyond the foregoing responsibility to bring such Utility Services to the Utility Switching Points and as required in the completion of the Base Building Work and Landlord shall not be liable for any interruption or failure in the supply of any utilities or Utility Services, except to the extent expressly set forth below.

To the extent permitted by law, Landlord shall have the right at any time and from time to time during the Term to contract for or purchase one or more Utility Services from any company or third party providing Utility Services (“Utility Service Provider”). Provided there shall be no unreasonable interference with Tenant’s operations within the Premises, Tenant agrees reasonably to cooperate with Landlord and the Utility Service Providers and at all times as reasonably necessary, and on reasonable advance notice, shall allow Landlord and the Utility Service Providers reasonable access (provided such access is so scheduled and so exercised so as to minimize any disruption to Tenant) to any utility lines, equipment, feeders, risers, fixtures, wiring and any other such machinery or personal property within the Premises and associated with the delivery of Utility Services.

In the event that there shall be an interruption, curtailment or suspension of the elevator, electricity, HVAC service, or water supply in the manner required to be provided by Landlord in this Lease or an interruption, curtailment or suspension of access to the Premises (which event is not subject to Article 12 and no reasonably equivalent alternative service or supply is provided by Landlord) that shall prevents Tenant from using, and Tenant does not actually so use, all or a portion of the Premises (a “Service Interruption”), and if (a) such Service Interruption shall continue for at least five (5) consecutive Business Days following receipt by Landlord of written notice from Tenant describing such Service Interruption (the “Service Interruption Notice”), and (b) such Service Interruption shall not have been caused, in whole or in part, by an act or omission in violation of this Lease by Tenant or negligence of Tenant, or of Tenant’s agents, servants, employees, contractors or visitors (a Service Interruption that satisfies both of the foregoing conditions being referred to hereinafter as a “Material Service Interruption”), then Tenant shall be entitled (x) to an equitable abatement of Base Rent and Tenant’s Pro Rata Share of Total Operating Costs, based on the nature and duration of the Material Service Interruption, the area of the Premises affected, and the then current Rent amounts, for the period that shall begin on the commencement of such Material Service Interruption and that shall end on the day such Material Service Interruption shall cease, and (y) if such Material Service Interruption shall continue for at least six (6) months following Landlord’s receipt of the Service Interruption Notice, to terminate this Lease upon 30 days’ prior written notice to Landlord (provide that such notice shall be null and void, and of no force and effect, if such Material Service Interruption ceases within such 30 day period).

ARTICLE 7. INSURANCE

7.01.     Coverage

Tenant shall maintain during the Term insurance for the benefit of Tenant and Landlord (as their interests may appear) from insurers rated at least A-/X by A. M. Best, with terms and coverages reasonably satisfactory to Landlord and with such increases in limits as (a) Landlord may from time to time reasonably request consistent with requirements at other similar properties in the Kendall Square, Cambridge, Massachusetts area, or (b) as required under the Ground Lease provided, however, that Landlord shall not agree to an amendment of the Ground Lease increasing such requirements unless the conditions set forth in (a) have been satisfied. Initially, Tenant shall maintain the following:

(a)               Commercial general liability insurance naming Landlord, Ground Landlord, Landlord’s management agents and Landlord’s mortgagee(s) from time to time as additional insureds, with coverage for premises/operations, personal injury, and contractual liability with combined single limits of liability of not less than $5,000,000 for bodily injury and property damage per occurrence.

(b)              Property insurance covering property damage and business interruption. Covered property shall include all Tenant Work other than Finish Work after it is substantially complete in the Premises, office furniture, trade fixtures, office equipment, merchandise and all other items of Tenant’s property on the Property. Such insurance shall cover special perils including theft and such other risks Landlord may from time to time reasonably designate if such risks are required by landlords to be insured by tenants of similar properties under similar circumstances, for the full replacement cost value of the covered items and in amounts that meet any co-insurance clause of the policies of insurance, with a deductible amount not to exceed $50,000. The same property policy shall also insure Tenant’s business income and extra expense arising out of Tenant’s operations at the Premises. Tenant shall obtain and pay for builder’s risk insurance on all Finish Work during its installation until it is substantially complete.

(c)             Workers’ compensation insurance with statutory benefits and employers’ liability insurance in the following amounts: each accident, $500,000; disease (policy limit), $500,000; disease (each employee), $500,000.

Prior to the Delivery Date or, if earlier, the date that Tenant first enters the Premises to commence construction of the Finish Work, and on each anniversary of that date (or on the policy renewal date), Tenant shall give Landlord certificate(s) evidencing such coverage and stating that it may not be changed or canceled without at least thirty (30) days’ prior written notice to Landlord and Tenant. Insurance maintained by Tenant shall be deemed to be primary insurance, and any insurance maintained by Landlord shall be deemed secondary to it.

7.02.     Avoid Action Increasing Rates

Tenant shall comply with Sections 9.01, 9.02, 9.03, and 9.04 and in addition shall not, directly or indirectly, use the Premises in any way that is prohibited by law or that may jeopardize any insurance coverage. Tenant shall cure any breach of this Section 7.02 within ten (10) days after notice from Landlord by stopping any use that is prohibited by law or jeopardizes any insurance coverage. Upon demand, Tenant shall have no further notice or cure right under Article 14 for any such breach. Tenant shall reimburse Landlord for all of Landlord’s costs incurred in providing any insurance to the extent attributable to any special endorsement or increase in premium resulting from the particular business or operations of Tenant, and any special or extraordinary risks or hazards resulting therefrom, including without limitation, any risks or hazards associated with the generation, storage and disposal of so-called biohazards or medical waste. Notwithstanding the foregoing, Tenant’s use of the Premises for the Permitted Uses, generally (as opposed to Tenant’s particular use) in compliance with the terms and conditions of this Lease shall not be deemed legally prohibited or dangerous to people or property or jeopardizing any insurance coverage for the purposes of this Section 7.02.

7.03.      Waiver of Subrogation

Landlord and Tenant each waive any and every claim for recovery from the other for any and all loss of or damage to the Property or any part of it, or to any of its contents, to the extent such loss or damage is covered by property insurance or would have been covered by property insurance required hereunder. Landlord waives any and every such claim against Tenant that would have been covered had the insurance policies required to be maintained by Landlord by this Lease been in force, to the extent that such loss or damage would have been recoverable under such policies. Tenant waives any and every such claim against Landlord that would have been covered had the insurance policies required to be maintained by Tenant under this Lease been in force, to the extent that such loss or damage would have been recoverable under such policies. This mutual waiver precludes the assignment of any such claim by subrogation (or otherwise) to an insurance company (or any other person), and Landlord and Tenant each agree to give written notice of this waiver to each insurance company that has issued or shall issue any property insurance policy to it, and to have the policy properly endorsed, if necessary, to prevent invalidation of the insurance coverage because of this waiver.

7.04.       Landlord’s Insurance

Landlord shall purchase and maintain during the Term with insurance companies rated at least A-/X by A.M. Best the following: (i) commercial general liability insurance for incidents occurring in the common areas, with coverage for premises/operations, personal and advertising injury, products/completed operations and contractual liability with combined single limits of liability of not less than $10,000,000 for bodily injury and property damage per occurrence; and (ii) property insurance covering property damage to the Building (including Finish Work to the extent that Tenant has provided Landlord with any information reasonably required by Landlord to insure the Finish Work once each phase of the Finish Work is substantially completed (which shall be assumed to have occurred unless Landlord advises Tenant to the contrary in writing indicating what specific information it needs to obtain such insurance), but otherwise excluding Tenant Work and any tenant improvements elsewhere in the Building), and loss of rental income, covering special perils including theft for full replacement cost value of the Building, with co-insurance waived by inclusion of an agreed amount endorsement together with such other coverages and risks as Landlord shall reasonably decide or a mortgagee or ground lessor may require. As set forth in Section 4.02(a), Tenant’s Pro Rata Share of the cost thereof shall be borne by Tenant.

ARTICLE 8. OPERATING EXPENSES

8.01.       Operating Expenses

“Operating Expenses” shall mean all costs and expenses associated with the operation, maintenance and repair of the Property and (to the extent benefiting the Property) the Project, as defined below, and of all heating, ventilating and air conditioning, plumbing, electrical, utility and safety systems for the Building. Operating Expenses include without limitation: compliance with Landlord’s obligations under Section 10.03(b); planting and landscaping; snow removal; utility, water and sewage services; maintenance of signs (other than tenants’ signs); supplies, materials and equipment purchased or rented, total wage and salary costs paid to, and all contract payments made on account of, all persons engaged in the operation, maintenance, security, cleaning and repair of the Property, including Social Security, old age and unemployment taxes and so-called “fringe benefits” prorated to the extent engaged in such services to or for the Building; services furnished to tenants of the Property; maintenance, repair and replacement of Building equipment and components; utilities consumed and expenses incurred in the operation, maintenance and repair of the Property including, without limitation, oil, gas, electricity (other than electricity to tenants in their demised premises if Tenant is directly responsible for payment under this Lease on account of electricity consumed by Tenant); costs incurred by Landlord to comply with the terms and conditions of any governmental approvals affecting operations of the Property (but not relating to conditions or obligations imposed with respect to permits and approvals necessary to construct the Building, other than with respect to the PTDM Agreement); the PTDM Agreement; workers’ compensation insurance and property, liability and other insurance premiums; personal property taxes; rental or lease payments paid by Landlord for rented or leased personal property used in the operation or maintenance of the Property; fees for required licenses and permits; routine maintenance and repair of parking areas and paving (including sweeping, striping, repairing, resurfacing, and repaving); refuse removal; security; and property management fees. Landlord may use third parties or affiliates to perform any of these services provided any affiliate provided services are at no more than market rates and terms, and the cost thereof shall be included in Operating Expenses. As long as such properties are in common ownership and/or are jointly operated, Landlord shall reasonably allocate, based on total rentable square footage or some similar reasonably determined and understandable measurement, the cost of any Operating Expenses incurred jointly for the Property and any other property, including without limitation 320 Bent Street and that certain property known as 157 Sixth Street, Cambridge, Massachusetts (which properties, together with the Property, are collectively referred to herein as the “Project”). In addition, if Landlord from time to time repairs or replaces any existing improvements or equipment or installs any new improvements or equipment to the Building (including without limitation energy conservation improvements or other improvements), then the cost of such items that are treated as capital expenses pursuant to generally accepted accounting principles (to the extent not excluded below) shall be amortized over their reasonable life, together with an actual or imputed interest rate (at the level then being charged by institutional first mortgagees for new permanent first mortgage loans on buildings in the area which are similar to the Building) and the applicable portion included in Operating Expenses.

Operating Expenses shall not include: the cost of repairs or other work incurred by reason of fire, windstorm or other casualty to the extent Landlord is reimbursed for such costs by insurance or would have been reimbursed if Landlord maintained insurance in the manner required by this Lease, except for reasonable deductibles paid under insurance policies maintained by Landlord; costs associated with the operation of the business of Landlord and/or the sale and/or financing of the Building, as distinguished from the cost of Building operations, maintenance and repair; costs of disputes between Landlord and its employees, tenants, lenders, ground lessors, or contractors; any ground or underlying lease rental; bad debt expenses and interest, principal, points and fees on debts or amortization on any mortgage or other debt instrument encumbering the Building or the Property; costs of any new improvements or equipment added to the Building (including without limitation energy conservation improvements or other improvements) that under generally accepted accounting principles are properly classified as capital expenditures except to the extent such items (a) will, in Landlord’s reasonable estimate, result in a reduction in Operating Expenses (in which case Landlord shall only include each year in Operating Expenses the amount of Landlord’s reasonable estimate of such annual reduction in Operating Expenses, but may recover the aggregate of such anticipated annual savings over the course of 12 months in equal installments, rather than over the useful life of such capital item) or (b) are required by changes in law occurring after the Delivery Date; provided, however, if Landlord leases any items of new capital equipment, then the rentals and other costs paid pursuant to such leasing shall be included in Operating Expenses for the expense year in which they were incurred; costs incurred by Landlord to the extent that Landlord is reimbursed by insurance proceeds or is otherwise reimbursed by third parties; depreciation, interest payments, and amortization, except on equipment, materials, tools, supplies and vendor-type equipment purchased by Landlord to enable Landlord to supply services Landlord might otherwise contract for with a third party where such depreciation, amortization and interest payment would otherwise have been included in the charge for such third party’s services, all as determined in accordance with generally accepted accounting principles, consistently applied, and when depreciation or amortization is permitted or required, the item shall be amortized over its reasonably anticipated useful life; advertising and promotional expenditures; marketing costs, including leasing commissions, attorneys’ fees (in connection with the negotiation and preparation of letters of intent, leases, subleases and/or assignments), space planning costs, and other costs and expenses incurred in connection with lease, sublease and/or assignment negotiations and transactions with present or prospective tenants or other occupants of the Project; costs, including permit, license and inspection costs, incurred with respect to the installation of tenants’ or other occupants’ improvements or incurred in renovating or otherwise improving, decorating, painting or redecorating vacant space for tenants or other occupants of the Building; costs incurred in providing any tenant inducement or benefit to other tenants of the Building that is not similarly provided to and shared by Tenant; expenses in connection with services or other benefits that are not offered to Tenant or for which Tenant is charged for directly; costs incurred by Landlord due to the violation by Landlord or any tenant of terms and conditions of any lease of space in the Building; management fees paid or charged by Landlord in connection with the management of the Building to the extent such management fee is in excess of the management fee customarily paid or charged by landlords of comparable buildings in the vicinity of the Building; salaries and other benefits paid to the employees of Landlord to the extent customarily included in or covered by a management fee, provided that in no event shall Operating Expenses include salaries and/or benefits attributable to personnel above the level of site or building manager; rent for any office space occupied by Building management personnel to the extent the size of such space exceeds 1,000 rentable square feet or the rental rate for such office space exceeds the fair market rental value of office space occupied by management personnel of comparable buildings in the vicinity of the Building; amounts paid to Landlord or to subsidiaries or affiliates of Landlord for goods and/or services in the Building to the extent the same exceeds the costs of such goods and/or services rendered by unaffiliated third parties on a competitive basis; Landlord’s general corporate overhead and general and administrative expenses; services provided, taxes attributable to, and costs incurred in connection with the operation of the parking garage on the Property; costs incurred in connection with upgrading the Building to comply with laws, rules, regulations and codes in effect prior to the Delivery Date; all assessments and premiums that are not specifically charged to Tenant because of what Tenant has done, which can be paid by Landlord in installments, shall be paid by Landlord and not included as Operating Expenses except in the year in which the assessment or premium installment is actually paid; costs arising from defects in the design and/or construction of the Base Building Work or repair thereof; costs associated with the operation of the business of the entity which constitutes Landlord as the same are distinguished from the costs of operation of the Building, including accounting and legal matters, costs of defending any lawsuits with any mortgagee (except as the actions of Tenant may be in issue); costs of selling, syndicating, financing, mortgaging or hypothecating any of Landlord’s interest in the Building; costs incurred in connection with any disputes between Landlord and its employees, between Landlord and Building management, or between Landlord and other tenants or occupants; or between Landlord and any ground lessor; costs arising from the gross negligence or willful misconduct of Landlord or other tenants or occupants of the Building or their respective agents, employees, licensees, vendors, contractors or providers of materials or services; costs of acquisition and maintenance of signs in or on the Building identifying tenants (other than Tenant); costs incurred in connection with the operation of retail facilities on the Property (except to the extent that such retail tenants are obligated to pay their pro-rata share of such costs); and costs for sculpture, paintings, or other objects of art exceeding those costs which are reasonably and customarily incurred by landlords of similar buildings in the same geographic area of the Building.

Commencing on the initial Rent Commencement Date, Tenant shall pay Tenant’s Pro Rata Share of Operating Expenses in accordance with Section 4.02.

ARTICLE 9. USE OF PREMISES

9.01.       Permitted Uses

Tenant may use the Premises only for the Permitted Uses described in Section 1.11. Tenant shall keep the Premises equipped with appropriate safety appliances to the extent required by applicable laws or insurance requirements directly relating to Tenant’s use of the Premises as opposed to appropriate safety appliances required of buildings such as the Building. Tenant shall comply with Landlord’s rules and regulations (the “Rules and  Regulations”) promulgated from time to time, provided the same are not inconsistent with or in limitation of the provisions of this Lease and are reasonable, and Tenant shall use reasonable efforts to cause its agents, contractors, customers and business invitees to comply therewith. Landlord’s initial Rules and Regulations are attached hereto as Exhibit 9.01. Landlord shall not apply the Rules and Regulations against Tenant in a discriminatory manner.

9.02.       Indemnification

Following the Delivery Date, Tenant shall assume exclusive control of all areas of the Premises, including all improvements, utilities, equipment, and facilities therein. Tenant is responsible for the Premises and any Tenant’s improvements, equipment, facilities and installations, wherever located on the Property and all liabilities, including without limitation tort liabilities incident thereto; except any liabilities arising out of the gross negligence or willful misconduct of Landlord. Tenant shall indemnify, save harmless and defend Landlord, Ground Landlord, and their respective members, managers, officers, mortgagees, agents, employees, independent contractors, invitees and other persons acting under them (collectively, “Indemnitees”) from and against all liability, claim or cost (including reasonable attorneys’ fees) arising in whole or in part out of (i) any injury, loss, theft or damage (except to the extent due to the negligence or willful misconduct of the Indemnitees and their respective agents, contractors or employees) to any person or property while on or about the Premises; (ii) any condition within the Premises, except for conditions existing prior to the Delivery Date; (iii) the use of the Premises or the Property by; or any act or omission of, Tenant or persons claiming by, through or under Tenant, or any of its agents, employees, independent contractors, suppliers or invitees, excluding from such indemnification any gross negligence or willful misconduct of such Indemnitees.

Subject in any and all events to Section 7.03 of this Lease and subject to the limitations of Section 10.02(b) of this Lease, Landlord shall defend, indemnify and hold Tenant harmless from and against any and all claims, damages, losses, penalties, costs, expenses and fees (including without limitation reasonable legal fees) arising in whole or in part out of any injury, loss, theft or damage (except to the extent due to the negligent acts or omissions of Tenant, its employees, contractors or agents) to any person or property while on or about the common areas of the Property to the extent resulting from the negligent acts or omissions or willful misconduct of Landlord, its employees, agents or contractors. The provisions of this Section 9.02 shall survive the expiration or earlier termination of this Lease.

9.03.     Compliance With Legal Requirements

Tenant shall not cause or permit the Premises or the Property to be used in any way that violates any law, code, ordinance, restrictive covenant, encumbrance, governmental regulation, order, permit, approval or any provision of the Lease and (to the extent disclosed to Tenant) Ground Lease (each a “Legal Requirement”), or constitutes a nuisance or waste, provided, however, that Landlord shall ensure that the construction of the Base Building Work complies with all Legal Requirements in effect upon the Delivery Date. Tenant shall obtain and pay for all permits and shall promptly take all actions necessary to comply with all Legal Requirements, including without limitation the Occupational Safety and Health Act, applicable to Tenant’s use of the Premises. Tenant shall maintain in full force and effect all certifications or permissions required for Tenant’s operations at the Premises. Tenant shall be solely responsible for procuring and complying at all times with any and all necessary permits, certifications, permissions and the like and complying with all reporting requirements directly relating or incident to: the conduct of its activities on the Premises; its scientific experimentation; transportation, storage, handling, use and disposal of any chemical or radioactive or bacteriological or pathological substances or organisms or other hazardous wastes or environmentally dangerous substances or materials or medical waste. Within fifteen (15) days of a request by Landlord, which request shall be made not more than once during each period of twelve (12) consecutive months during the Term hereof, unless otherwise requested by any mortgagee of Landlord, Tenant shall furnish Landlord with copies of all such then current permits that Tenant possesses or has obtained together with a certificate certifying that such permits are all of the current permits that Tenant possesses or has obtained with respect to the Premises. Tenant shall promptly give notice to Landlord of any written warnings or violations relative to the above received from any federal, state, or municipal agency or by any court of law and shall promptly cure the conditions causing any such violations in accordance with applicable Legal Requirements. Tenant shall not be deemed to be in default of its obligations under the preceding sentence to promptly cure any condition causing any such violation in the event that, in lieu of such cure, Tenant shall contest the validity of such violation by appellate or other proceedings permitted under applicable law, provided that: (i) any such contest is made reasonably and in good faith, (ii) Tenant makes provisions, including, without limitation, posting bond(s) or giving other security, reasonably acceptable to Landlord to protect Landlord, the Building and the Property from any liability, costs, damages or expenses arising in connection with such violation and failure to cure, (iii) Tenant shall agree to indemnify, defend (with counsel reasonably acceptable to Landlord) and hold Landlord harmless from and against any and all liability, costs, damages, or expenses arising in connection with such condition and/or violation, (iv) Tenant shall promptly cure any violation in the event that it exhausts all available appeals without success, and (v) Tenant shall certify to Landlord’s satisfaction that Tenant’s decision to delay such cure shall not result in any actual or threatened bodily injury or property damage to Landlord, any tenant or occupant of the Building or the Property, or any other person or entity.

Notwithstanding the foregoing or any other provision of this Lease, however, Tenant shall not be responsible for compliance with any such laws, regulations, or the like (i) requiring structural repairs or modifications or (ii) repairs or modifications to the utility or Building service equipment or (iii) installation of new Building service equipment, such as fire detection or suppression equipment unless with respect to any of the aforementioned (i), (ii), or (iii), such repairs, modifications, or installations shall (a) be due to Tenant’s particular use of the Premises (as opposed to the Permitted Use, generally), (b) be due to the negligence or willful misconduct of Tenant or any person claiming by or through Tenant, or any of their agents, employees, or contractors, or (c) be due to any alterations or additions made to the Premises by Tenant or any person claiming by or through Tenant from time to time during the Term of the Lease.

Landlord shall deliver the Premises to Tenant in compliance with all Legal Requirements applicable to the Premises in effect as of the Delivery Date. Moreover, Landlord covenants to Tenant that, as of the Delivery Date, the Premises shall be in compliance with the City of Cambridge zoning laws and state and local building laws, ordinances and regulations, and that the Permitted Uses shall be an allowed use at the Premises under the City of Cambridge zoning laws.

Landlord shall be responsible for the compliance of the structural elements, roof floor slab, and building systems to the Utility Switching Points of the Building, and the common areas of the Building and the Property, with all Legal Requirements except to the extent compliance is required due to Tenant’s particular use of the Premises, as opposed to the Permitted Uses generally.

9.04.      Hazardous Substances

“Environmental Law(s)” means all statutes, laws, rules, regulations, codes, ordinances, standards, guidelines, authorizations and orders of federal, state and local public authorities pertaining to any of the Hazardous Substances or to environmental compliance, contamination, cleanup or disclosures of any release or threat of release to the environment, of any hazardous or toxic substances, wastes or materials, any pollutants or contaminants which are included under or regulated by any municipal, county, state or federal statutes, laws, rules, regulations, codes, ordinances, standards, guidelines, authorizations or orders, including, without limitation, the Toxic Substances Control Act,

15 U.S.C. § 2601, et seq.; the Clean Water Act, 33 U.S.C. § 1251, et seq.; the Clean Air Act, 42 U.S.C. § 7401, et seq.; the Safe Drinking Water Act, 42 U.S.C. § 300f-300j, et seq.; the Federal Water Pollution Control Act, 33 U.S.C. § 1321, et seq.; the Solid Waste Disposal Act, 42 U.S.C § 6901, et seq.; the Comprehensive Environmental Response, Compensation and Liability Act of 1980, 42 U.S.C. Section 9601 et seq.; the Federal Resource Conservation and Recovery Act, 42 U.S.C. Section 6901 et seq.; the Superfund Amendments and Reauthorization Act of 1986, Public Law No. 99-499 (signed into law October 17, 1986); M.G.L. c.21C; and oil and hazardous materials as defined in M.G.L. c.21E, as any of the same are from time to time amended, and the rules and regulations promulgated thereunder, and any judicial or administrative interpretation thereof, including any judicial or administrative orders or judgments, and all other federal, state and local statutes, laws, rules, regulations, codes, ordinances, standards, guidelines, authorizations and orders regulating the generation, storage, containment or disposal of any Hazardous Substances, including but not limited to those relating to lead paint, radon gas, asbestos, storage and disposal of oil, biological, chemical, radioactive and hazardous wastes, substances and materials, and underground and above-ground oil storage tanks; and any amendments, modifications or supplements of any of the foregoing.

“Hazardous Substances” means, but shall not be limited to, any hazardous substances, hazardous waste, environmental biological, chemical, radioactive substances, oil, petroleum products and any waste or substance, which because of its quantitative concentration, chemical, biological, radioactive, flammable, explosive, infectious or other characteristics, constitutes or may reasonably be expected to constitute or contribute to a danger or hazard to public health, safety or welfare or to the environment, including without limitation any asbestos (whether or not friable) and any asbestos-containing materials, lead paint, waste oils, solvents and chlorinated oils, polychlorinated biphenyls (PCBs), toxic metals, etchants, pickling and plating wastes, explosives, reactive metals and compounds, pesticides, herbicides, radon gas, urea formaldehyde foam insulation and chemical, biological and radioactive wastes, or any other similar materials which are regulated by any Environmental Law; and the regulations adopted under these acts, and including any other products or materials subsequently found by any governmental authority with competent jurisdiction to have adverse effects on the environment or the health and safety of persons.

Tenant shall not cause or permit any Hazardous Substances to be generated, produced, brought upon, used, stored, treated or disposed of in or about or on the Building by Tenant, its agents, employees, contractors, subtenants or invitees without (i) Landlord’s prior written consent (except that Landlord’s prior written consent shall not be required for (x) infectious biological micro-organisms used in the Premises subject to and in compliance with the conditions of Biosafety Level 1 or 2, as established by the Department of Health and Human Services and as further described in the DHHS publication Biosafety in Microbiological and Biomedical Laboratories (BMBL) (4th Edition) or such nationally recognized new or replacement standards as may be reasonably selected by Landlord if applicable to similar facilities in East Cambridge (collectively, the “Lab Standards”) and (y) customary amounts of Hazardous Substances customarily used in connection with laboratory work with such micro-organisms, if such materials are reasonably related to the conduct of Tenant’s business in the Premises), and (ii) complying with all applicable Environmental Laws and Legal Requirements pertaining to the transportation, storage, use or disposal of such Hazardous Substances, including obtaining proper permits. In all events Tenant shall comply with all applicable provisions of the Lab Standards. Landlord may take into account any factors or facts that Landlord reasonably believes relevant in determining whether to grant its consent. Subject to the foregoing obligations of Tenant, Landlord consents to Tenant’s use of the Hazardous Substances listed in Exhibit 9.04(a). From time to time at Landlord’s request, Tenant shall execute affidavits, representations and the like concerning Tenant’s best knowledge and belief regarding the presence or absence of Hazardous Substances on the Premises or, to the extent resulting from Tenant’s acts or omissions, the Property. Furthermore, on a quarterly basis beginning on the Delivery Date or more often if reasonably required by Landlord’s mortgagee(s), Tenant shall provide Landlord with a list detailing the types and amounts of all Hazardous Substances being generated, produced, brought upon, used, stored, treated or disposed of by or on behalf of Tenant in or about or on the Premises, Building or Property and, upon Landlord’s request, copies of any manifests or other federal, state or municipal filings by Tenant with respect to such Hazardous Substances. Nothing in the preceding sentence shall obligate Tenant to provide Landlord with proprietary information reasonably identified by Tenant as confidential unless Tenant requests in writing that Landlord first enter into a confidentiality agreement reasonably agreeable to the parties that prohibits disclosure of such information except to the extent required by applicable law, to prevent imminent harm to persons or property, in connection with dispute resolution between Landlord and Tenant, where such other information is otherwise available to the public by means other than disclosure by Landlord, or where disclosed by Landlord to its agents, employees, officers, directors, lenders, investors, or consultants subject to the terms of such confidentiality agreement. Tenant agrees to pay the cost of any environmental inspection or assessment requested by any lender that holds a security interest in the Property or this Lease, or by any insurance carrier, to the extent that such inspection or assessment pertains to any release, threat of release, contamination, claim of contamination, loss or damage or determination of condition (together, “Environmental  Incidents”) in the Premises other than Environmental Incidents arising prior to the date Tenant occupies the Premises for the conduct of its business or migrating to the Premises from some other part of the Building through no fault, act or omission of Tenant.

If Tenant’s transportation, storage, use or disposal of Hazardous Substances on the Property results in any escape, or release, reasonable threat of release, the contamination of the soil or surface or ground water or any loss or damage to person(s) or property, Tenant agrees to: (a) notify Landlord immediately of such occurrence; (b) after consultation with Landlord, clean up such occurrence in full compliance with Environmental Laws and (c) indemnify, defend and hold Landlord, Ground Landlord, and the Indemnitees harmless from and against any claims, suits, causes of action, costs and fees, including attorneys’ fees and costs, arising from or connected with any such occurrence. In the event of such occurrence, Tenant agrees to cooperate fully with Landlord and provide such documents, affidavits and information as may be requested by Landlord (1) to comply with any

Environmental Law or Legal Requirement, (2) to comply with the reasonable request of any lender, purchaser or tenant, and/or (3) for any other reasonable reason deemed necessary by Landlord. Tenant shall notify Landlord promptly in the event of any spill or other release of any Hazardous Substance at, in, on, under or about the Premises which is required to be reported to a governmental authority under any Environmental Law or Legal Requirement, shall promptly forward to Landlord copies of any notices received by Tenant relating to alleged violations of any Environmental Law or Legal Requirement and shall promptly pay when due any fine or assessment against Landlord, Tenant, or the Premises relating to any violation during the Term of any Environmental Law or Legal Requirement by Tenant, its employees, agents, independent contractors, or invitees or with respect to the Premises or Property. If any governmental authority files a lien against the Premises due to any act or omission, intentional or unintentional, of Tenant, its agents, employees, or invitees, or for which Tenant is responsible, resulting in the releasing, spilling, leaking, leaching, pumping, emitting, pouring, emptying or dumping of any Hazardous Substance, Tenant shall, within thirty (30) days from the date that Tenant is first given notice of such lien (or within such shorter period of time as may be specified by Landlord if such governmental authority takes steps to cause the Premises to be sold pursuant to such lien) either (A) pay the claim and remove the lien or (B) furnish a cash deposit, bond or such other security as is satisfactory in all respects to Landlord and sufficient to discharge the lien completely.

At Landlord’s election, Landlord may inspect the Premises and/or the Property for Hazardous Substances at Landlord’s cost and expense within sixty (60) days of Tenant’s surrender of the Premises at the expiration or earlier termination of this Lease.

Landlord shall indemnify, defend and hold Tenant harmless from and against any and all liability, loss, suits, claims, actions, causes of action, proceedings, demands, costs, penalties, damages, fines and expenses, including, without limitation, reasonable attorneys fees, consultants’ fees, laboratory fees and clean up costs, and the costs and expenses of investigating and defending any claims or proceedings, resulting from, or attributable to (i) the presence of any Hazardous Substances on the Property or the Premises arising from the action or negligence of Landlord, its officers, employees, contractors, and agents, or arising out of the generation, storage, treatment, handling, transportation, disposal or release by Landlord of any Hazardous Substances at or near the Premises or the Premises, and (ii) any violation(s) by the foregoing party against whom indemnity is sought of any applicable law regarding Hazardous Substances.

The provisions of this Section 9.04 shall survive the expiration or earlier termination of this Lease.

9.05.       Signs and Auctions

Landlord at Landlord’s cost shall install Tenant’s suite number at the main entry to the Premises and identify tenant on the Building directory. In addition, Tenant, at Tenant’s expense, shall have the right to Tenant’s proportionate share (i.e. based on the rentable square footage of the Premises divided by the rentable square footage of the Building) of space for the purpose of identifying Tenant on one freestanding pedestal or building-mounted sign identifying Building tenants on the Property, exterior to the Building, in a location reasonably designated by Landlord, provided that Landlord obtains the approvals necessary for the installation of such sign from the City of Cambridge (Landlord agreeing to use commercially reasonable efforts to obtain such approvals during the construction of the Base Building Work) and any such sign identifying Tenant is reasonably approved by Landlord. Tenant shall not place any other signs on the Building or Property or, if visible from the exterior of the Building, the Premises, without Landlord’s prior written consent, which may be granted or withheld in Landlord’s sole discretion. Tenant shall not conduct or permit any auctions or sheriff’s sales at the Property. Notwithstanding the foregoing, Tenant may, at Tenant’s cost, install a sign identifying Tenant on up to two entry doors to the Premises provided said sign conforms to Landlord’s Building standard signage and such installation complies with all Legal Requirements.

9.06.       Landlord’s Access

Landlord or its agents may enter the Premises at all reasonable times to (i) show the Premises to potential and actual buyers, investors, lenders, or prospective tenants; (ii) to inspect and conduct tests in order to monitor Tenant’s compliance with Legal Requirements governing Hazardous Substances; (iii) for purposes described in Sections 2.01, 9.04 and/or 10.04(b) or (iv) for any other purpose Landlord reasonably deems necessary in connection with the exercise of Landlord’s rights and obligations under this Lease. Landlord shall give Tenant reasonable prior notice (which may be oral) of any such entry and shall not enter Tenant’s technical areas (if Tenant has previously notified Landlord in writing of the location and extent of such technical areas) unless accompanied by Tenant’s representative (whom Tenant shall promptly provide). However, in case of emergency, Landlord may enter any part of the Premises with such notice as is reasonably practicable or without prior notice if notice is impracticable and without Tenant’s representative, if necessary, and shall if no notice was provided, promptly notify Tenant of the nature and extent of such access. Tenant shall be solely responsible, at Tenant’s sole cost and expense, to provide any security measures that Tenant requires within, and at the entries to, the Premises. Any entry by Landlord pursuant to this Section 9.06 shall be conducted in such a manner so as to minimize any disruption of Tenant’s use of the Premises.

ARTICLE 10. CONDITION AND MAINTENANCE OF PREMISES AND
PROPERTY

10.01.     Existing Conditions

Tenant shall accept the Premises and the Property in their condition as of the Date of Lease “as is,” subject to Landlord’s obligations to complete the Base Building Work. Tenant acknowledges that except for any express representations in this Lease, neither Landlord nor any person acting under Landlord has made any representation as to the condition of the Property or the suitability of the Property for Tenant’s intended use. Tenant represents and warrants that Tenant has made its own inspection and inquiry regarding the Property and is not relying on any representations of Landlord or any Broker or persons acting under either of them.

10.02.     Exemption and Limitation of Landlord’s Liability.

(a)             Exemption of Landlord from Liability.  Tenant shall insure its personal property under an all risk full replacement cost property insurance policy. Landlord shall not be liable for any damage or injury to the person, property or business (including loss of revenue, profits or data) of Tenant, Tenant’s employees, agents, contractors or invitees, or any other person on or about the Property; provided, however, that this Section 10.02(a) shall not exempt Landlord from liability for Landlord’s gross negligence or willful misconduct. This exemption shall apply whether such damage or injury is caused by (among other things): (i) fire, steam, electricity, water, gas, sewage, sewer gas or odors, snow, ice, frost or rain; (ii) the breakage, leaking, obstruction or other defects of pipes, faucets, sprinklers, wires, appliances, plumbing, windows, air conditioning or lighting fixtures or any other cause; (iii) any other casualty or any taking; (iv) theft; (v) conditions in or about the Property or from other sources or places; or (vi) any act or omission of any other tenant.

(b)             Limitation On Landlord’s Liability.  Tenant agrees that Landlord shall be liable only for breaches of its covenants occurring while it is owner of the Property (provided, however, that if Landlord from time to time is lessee of the ground or improvements constituting the Building, then Landlord’s period of ownership of the Property shall be deemed to mean only that period while Landlord holds such leasehold interest). Upon any sale or transfer of the Building (or Landlord’s interest as ground lessee, as applicable), the transferor Landlord (including any mortgagee) shall be freed of any liability or obligation thereafter arising to the extent that such liabilities and obligations are assumed by such transferee and, thereafter, Tenant shall look solely to the transferee Landlord as aforesaid for satisfaction of such liability or obligation. Tenant and each person acting under Tenant agrees to look solely to Landlord’s interest from time to time in the Property, including the rents, insurance process and condemnation proceeds therefrom, and the proceeds from the sale of the Property received by Landlord if the successor to Landlord does not expressly assume in writing and agree to be responsible for prior Landlord’s obligations and actions under the Lease, for satisfaction of any claim against Landlord. No owner, trustee, beneficiary, partner, member, manager, agent, or employee of Landlord (or of any mortgagee or any lender or ground or improvements lessor) nor any person acting under any of them shall ever be personally or individually liable to Tenant or any person claiming under or through Tenant for or on account of any default by Landlord or failure by Landlord to perform any of its obligations hereunder, or for or on account of any amount or obligations that may be or become due under or in connection with this Lease or the Premises; nor shall it or they ever be answerable or liable in any equitable judicial proceeding or order beyond the extent of their interest in the

Property. No deficit capital account of any member or partner of Landlord shall be deemed to be a liability of such member or partner or an asset of Landlord.

(c)           No Indirect or Consequential Damages. In no event shall Landlord or Tenant ever be liable to the other for indirect or consequential damages (including loss of revenue, profits, or data); provided, however, that no remedies or damages expressly provided in this Lease shall be considered indirect or consequential, and that the provisions of this Section 10.02(c) shall not apply to Sections 3.02 of this Lease.

10.03.     Landlord’s Obligations.

(a) Base Building Work. Tenant acknowledges that Landlord is in the process of constructing the Building in substantial accordance with the plans and specifications described in Exhibit 10.03(a), attached (the “Base Building Work”). The Delivery Date shall be considered to have occurred only once the Base Building Work is Substantially Completed. “Substantially Completed” or “Substantial Completion” shall mean (i) the completion of the Base Building Work excepting only punch list type items that shall include by way of example other uncompleted elements of construction, decoration, painting, millwork or other work and mechanical adjustment that will not interfere materially with Tenant’s ability to commence and prosecute the Finish Work and (ii) the completion of such work on the Building and elsewhere and issuance of a temporary certificate of occupancy which will be sufficient to legally allow Tenant to obtain a building permit to proceed with the Finish Work from the City of Cambridge. Base Building Work shall be performed substantially in accordance with the Base Building Construction Plans in all material respects, provided that Landlord may modify the design of Base Building Work from time to time so long as the Base Building Work remains consistent with the design standards for first-class laboratory buildings and the modification (w) does not reduce the size of the Premises by more than 2.0%, (x) does not alter the common areas of the Building that are allocable to the Premises in connection with determining the rentable square footage of the Premises pursuant to the Measurement Standard (other than within the 2% variance permitted pursuant to the express terms of the Measurement Standard) unless Landlord provides Tenant with a revised measurement of the Premises in connection with such modification (and, if necessary, adjusts Base Rent, Tenant’s Pro Rata Share, and other amounts set forth in this Lease that are determined based on rentable square feet accordingly), or (y) materially and adversely affect Tenant’s use of or access to Premises for the Permitted Uses, or (z) does not make any material change in the elevator systems or mechanical or electrical systems serving the Premises with the result that such systems would be significantly different than those shown on the Base Building Construction Plans, any material change in standard structural floor load capacities from those shown on the Base Building Construction Plans, or any material change in the quality of materials and fixtures used in the lobby of the Building, common areas benefiting the Premises, or passenger elevator cabs serving the Premises. Tenant will, within fifteen (15) days of Landlord’s request after being fully advised in writing of the proposed changes to the Base Building Construction Plans, confirm in writing to Landlord either that such proposed changes comply with the foregoing conditions (w)-(z), or that they do not, in which case it will describe the effects in reasonable detail and Landlord may not then effect such Base Building changes without Tenant’s prior written consent. So long as Landlord’s request prominently so notes, failure to respond within such time shall be deemed a confirmation that such proposed changes comply with the foregoing conditions.

(b)           Repair and Maintenance. Subject to the provisions of Article 12, and except for damage caused by any act or omission of Tenant or persons acting under Tenant, Landlord shall keep the Building and the foundation, roof, floor slabs, Building systems (up to the Utility Switching Points, and otherwise to the extent serving more than one tenant), structural supports, common areas, exterior windows and exterior walls of the Building and the structural components of the parking garage of the Building and, so long as Tenant has an appurtenant right therein, the underground access passageway to 320 Bent Street in good order, condition and repair, reasonable wear and tear excepted. Landlord shall not be obligated to maintain or repair any interior windows, doors, plate glass, the surfaces of walls or other fixtures, components or equipment within the Premises, but the same shall be Tenant’s obligation. Tenant shall promptly report in writing to Landlord any defective condition known to it that Landlord is required to repair. Tenant waives the benefit of any present or future law that provides Tenant the right to repair the Premises or Property at Landlord’s expense or to terminate this Lease because of the condition of the Property or Premises. Notwithstanding the fact that Landlord provides security services at the Property at any time during the Term, to the extent permitted by applicable law, Landlord shall not be deemed to owe Tenant, or any person claiming by, through or under Tenant, any special duty or standard of care as a result of Landlord’s provision of such security services other than the duty or standard of care that would have been applied without such services and in no event shall Landlord be responsible for the efficacy of any such security measures.

10.04.     Tenant’s Obligations.

(a)           Repair and Maintenance. Except for work that Section 10.03 or Article 12 requires Landlord to do, Tenant at its sole cost and expense shall keep the Premises including without limitation all fixtures, systems and equipment to the extent exclusively serving the Premises and now or hereafter on the Premises, or elsewhere exclusively serving the Premises, in good order, condition and repair (and at least as good order, condition and repair as they are in on the Delivery Date or may be put in during the Term), reasonable wear and tear, casualty and condemnation (which are subject to Article 13 hereof) excepted; shall keep in a safe, secure and sanitary condition all trash and rubbish temporarily stored at the Premises; and shall make all repairs and replacements and to do all other work necessary for the foregoing purposes whether the same may be ordinary or extraordinary, foreseen or unforeseen. The foregoing shall include without limitation Tenant’s obligation to maintain floors and floor coverings (excluding the floor slabs), to paint and repair walls and doors, to replace and repair all interior glass and windows, ceiling tiles, lights and light fixtures, pipes, drains and the like in the Premises. Without limitation, Tenant shall be responsible for heating, ventilating and air-conditioning systems to the extent exclusively serving the Premises and Utility Services serving the Premises from the Utility Switching Points, and Tenant shall secure, pay for, and keep in force contracts with appropriate and reputable service companies approved by Landlord providing for the regular maintenance of such systems. Tenant shall hire its own cleaning contractor for the Premises.

If anything required pursuant to this Section 10.04(a) to be repaired cannot be fully repaired or restored, Tenant upon prior notice to Landlord shall replace it at Tenant’s cost, even if the benefit or useful life of such replacement extends beyond the Term provided, however that if (i) the replacement has been approved in advance and in writing by Landlord, and (ii) the property subject to replacement will become the property of Landlord pursuant to the terms of this Lease at the conclusion of the Term, then within ninety (90) day after the expiration of the Term, Landlord shall reimburse Tenant for the unamortized portion of the capital replacement calculated as follows: upon receipt of notice from Tenant of the need for such capital replacement, Landlord and Tenant shall cooperate to determine the estimated cost of such replacement. The actual cost of the replacement, as documented by Tenant and subject to Landlord’s approval (which shall not be unreasonably withheld and if withheld shall excuse Tenant from undertaking such capital replacement), shall be amortized over the useful life of such replacement as reasonably determined by Landlord on a straight line basis together with interest at the prime interest rate from time to time announced by Bank of America (or any successor financial institution). Tenant shall transfer to Landlord all of its rights and interests in any warranties related to said replacement at the conclusion of the Term. Tenant acknowledges that Landlord has the right, but not the obligation, to reduce the amount payable at the conclusion of the Term to Tenant pursuant to this paragraph by any amounts of Rent then due and payable to Landlord.

(b)           Landlord’s Right to Cure. If Tenant does not perform any of its obligations under Section 10.04(a), Landlord upon twenty (20) days’ prior notice to Tenant (or without prior notice in the case of an emergency) may perform such maintenance, repair or replacement on Tenant’s behalf, and Tenant shall reimburse Landlord for all costs reasonably incurred immediately upon demand.

(c)           Finish Work. Following the Delivery Date, Tenant shall perform all work required to prepare each Phase of the Premises for Tenant’s use and occupancy in accordance with the Work Letter attached as Exhibit 10.04(c) hereto (the “Finish Work Letter”).

10.05.     Tenant Work.

(a)           General. “Tenant Work” shall mean all work, including demolition, improvements, additions and alterations, in or to the Premises (including without limitation the Finish Work). Without limitation, Tenant Work includes any penetrations in the walls, partitions, ceilings or floors and all attached carpeting, all signs visible from the exterior of the Premises, and any change in the exterior appearance of the windows in the Premises

(including shades, curtains and the like). All Tenant Work shall be subject to Landlord’s prior written approval and shall be arranged and paid for by Tenant all as provided herein; provided that any interior, non-structural Tenant Work (including any series of related Tenant Work projects) that (a) costs less than the Tenant Work Threshold Amount (which shall mean the amount of $50,000), (b) does not adversely affect any fire-safety, telecommunications, electrical, mechanical, or plumbing systems of the Building (“Core Building Systems”), and (c) does not adversely affect any penetrations in or otherwise affect any walls (other than non-structural walls located entirely within the Premises), floors, roofs, or other structural elements of the Building or any signs visible from the exterior of the Premises or any adverse change in the exterior appearance of the windows in the Premises (including shades, curtains and the like), any such work being referred to herein as “Minor Work”, shall not require Landlord’s prior approval if Tenant delivers the Construction Documents (as defined in Section 10.05(b)) for such Minor Work to Landlord at least five (5) Business Days’ prior to commencing such Minor Work. Landlord shall not unreasonably withhold, condition or delay Landlord’s approval of Tenant Work, but Landlord’s disapproval of proposed Tenant Work shall not be unreasonable where, in Landlord’s reasonable judgment, such proposed Tenant Work (i) adversely affects any structural component of the Building, (ii) would be incompatible with the Core Building Systems, (iii) affects the exterior or the exterior appearance of the Building or common areas within or around the Building or other property than the Premises, (iv) diminishes the value of the Premises, or (v) requires any unusual expense to readapt the Premises (unless Tenant pays such expense and Tenant would otherwise be obligated to remove such Tenant Work at the conclusion of the Term pursuant to the provisions of this Lease). Landlord shall cooperate with Tenant, at no cost and liability to Landlord, to execute any permit applications requiring execution by the Building owner in connection with Tenant Work. Prior to commencing any Tenant Work affecting air disbursement from ventilation systems serving Tenant or the Building, including without limitation the installation of Tenant’s exhaust systems, Tenant shall provide Landlord with a third party report from a consultant, and in a form, reasonably acceptable to Landlord, showing that such work will not adversely affect the ventilation systems of the Building (or of any other tenant in the Building) and shall, upon completion of such work, provide Landlord with a certification reasonably satisfactory to Landlord from such consultant confirming that no such adverse effects have resulted from such work. In its grant of approval of any Tenant Work, in order to require that Tenant remove at Tenant’s cost such Tenant Work at the end of the Term, Landlord must notify Tenant of such restoration requirement contemporaneously with Landlord’s approval of the plans and specifications for such Tenant Work. If Tenant Work did not require prior approval by Landlord, Landlord may require that such Tenant Work be removed at the end of the Term if Tenant Work is not readily useable for first class office and laboratory purposes. Landlord acknowledges and agrees that it shall not require Tenant to remove any Finish Work at the end of the term except to the extent that such Finish Work is not readily usable for general office and laboratory purposes (which shall not require the removal of an animal care facility in the First Lab Space in any event) as reasonably determined by Landlord; if any such Finish Work is not readily usable for general office and laboratory purposes and is designated for removal by Landlord, then Tenant need only make such improvements to such Finish Work as are reasonably necessary to make them readily reusable rather than removing such Finish Work completely (i.e. Tenant shall have no obligation to restore the Premises to shell condition).

(b)           Construction Documents. No Tenant Work shall be effected except in accordance with complete, coordinated construction drawings and specifications (“Construction Documents”) prepared in accordance with Exhibit 10.05(b). Before commencing any Tenant Work requiring Landlord’s approval hereunder, Tenant shall obtain Landlord’s prior written approval of the Construction Documents for such work, which approval shall not be unreasonably withheld, conditioned or delayed. Landlord shall approve or disapprove any Construction Documents in Landlord’s reasonable discretion within ten (10) Business Days after receipt, with specific reasons for disapproval. If Landlord disapproves such Construction Documents, Tenant may make the changes reasonably required by Landlord, in which case Landlord shall within five (5) Business Days thereafter approve or disapprove (with specific reasons) such revised Construction Documents, or Tenant may elect not to proceed with such work. This process shall continue until such Construction Documents are approved. The Construction Documents shall be prepared by an architect (“Tenant’s Architect”) registered in the Commonwealth of Massachusetts, experienced in the construction of tenant space improvements in comparable buildings in the area where the Premises are located and, if the value of such Tenant Work will equal or exceed the Tenant Work Threshold Amount or will affect any Core Building Systems or structural components of the Building, the identity of such Architect shall be approved by Landlord in advance, such approval not to be unreasonably withheld (and subject in any event to the provisions of Exhibit 10.04(c)  with respect to the Architect for the Finish Work). Tenant shall be solely responsible for the liabilities associated with and expenses of all architectural and engineering services relating to Tenant Work and for the adequacy, accuracy, and completeness of the Construction Documents even if approved by Landlord (and even if Tenant’s Architect has been otherwise engaged by Landlord in connection with the Building). The Construction Documents shall set forth in detail the requirements for construction of the Tenant Work and shall show all work necessary to complete the Tenant Work including all cutting, fitting, and patching and all connections to the mechanical, electrical, and plumbing systems and components of the Building. Submission of the Construction Documents to Landlord for approval shall be deemed a warranty that all Tenant Work described in the Construction Documents (i) complies with all applicable laws, regulations, building codes, and first class design standards, (ii) does not adversely affect any structural component of the Building, (iii) is compatible with and does not adversely affect the Core Building Systems, (iv) does not affect any property other than the Property, (v) conforms to floor loading limits specified by Landlord, (vi) and with respect to all materials, equipment and special designs, processes or products, does not infringe on any patent or other proprietary rights of others. The Construction Documents shall comply with Landlord’s requirements for the uniform exterior appearance of the Building. Landlord’s approval of Construction Documents shall signify only Landlord’s consent to the Tenant Work shown and shall not result in any responsibility of Landlord concerning compliance of the Tenant Work with laws, regulations, or codes, or coordination or compatibility with any component or system of the Building, or the feasibility of constructing the Tenant Work without damage or harm to the Building, all of which shall be the sole responsibility of Tenant.

(c)             Performance. The identity of any person or entity (including any employee or agent of Tenant) performing or designing any Tenant Work (“Tenant Contractor”) shall, if the cost of such work in any instance is in excess of the Tenant Work Threshold Amount or will affect any Core Building Systems or structural components of the Building or involves any work other than interior, nonstructural alterations, be approved in advance by Landlord, such approval not to be unreasonably withheld (and subject in any event to the provisions of Exhibit 10.04(c) with respect to the Tenant Contactors for the Finish Work). Once any Tenant Contractor has been approved, then the same Tenant Contractor may thereafter be used by Tenant for the same type of work until Landlord notifies Tenant that such Tenant Contractor is no longer approved (except as is set forth in Exhibit 10.04(c) with respect to the Finish Work). Tenant shall procure at Tenant’s expense all necessary permits and licenses before undertaking any Tenant Work. Tenant shall perform all Tenant Work at Tenant’s risk in compliance with all applicable laws and in a good and workmanlike manner employing new materials of good quality and producing a result at least equal in quality to the other parts of the Premises. When any Tenant Work is in progress, Tenant shall cause to be maintained insurance as described in the Tenant Work Insurance Schedule attached as Exhibits 10.05(c) and such other insurance as may be reasonably required by Landlord covering any additional hazards due to such Tenant Work, and, other than for Minor Work, also such bonds or other assurances of satisfactory completion and payment as Landlord may reasonably require, in each case for the benefit of Landlord. Tenant shall reimburse Landlord for Landlord’s reasonable costs of reviewing proposed Tenant Work, assisting with governmental filings and providing construction supervision (except to the extent provided in Exhibit 10.04(c) with respect to the Finish Work) At all times while performing Tenant Work, Tenant shall require any Tenant Contractor to comply with all applicable laws, regulations, permits and Landlord’s Rules and Regulations relating to such work, including without limitation use of loading areas, elevators and lobbies. Each Tenant Contractor working on the roof of the Building shall coordinate with Landlord’s roofing contractor, shall comply with its requirements and shall not violate existing roof warranties. Each Tenant Contractor shall work on the Premises without causing delay to or impairing of any guaranties, warranties or the work of any other contractor. Similarly, Landlord shall cause its contractors working on the Base Building Work following the Delivery Date, if any, to coordinate their work with the Finish Work performed by a Tenant Contractor so as not to unreasonably delay the construction of the Finish Work.

(d)             Payment. Tenant shall pay the entire cost of all Tenant Work so that the Premises, including Tenant’s leasehold, shall always be free of liens for labor or materials. If any such lien is filed, then Tenant shall promptly (and always within fifteen (15) days) discharge the same.

(e)           Other. Tenant must schedule and coordinate all aspects of work with the Building manager and Building engineer and shall make prior arrangements for elevator use with the Building manager. If an operating engineer is required by any union regulations, Tenant shall pay for such engineer. If shutdown of risers and mains for electrical, mechanical and plumbing work is required, such work shall be supervised by Landlord’s representative at Tenant’s cost other than Finish Work undertaken prior to such time as any other tenant work has commenced in the Building or any other tenant has occupied the Building (unless Landlord has waived such charges with respect to the work being undertaken by such other tenant). If special security arrangements must be made (e.g., in connection with work outside normal business hours), Tenant Contractor shall pay the actual cost of such security. No work shall be performed in Building mechanical or electrical equipment rooms without Landlord’s approval, which approval shall not be unreasonably withheld, conditioned or delayed, and all such work shall be performed under Landlord’s supervision. Except in case of emergency, at least forty-eight (48) hours’ prior notice prior notice must be given to the Building management office prior to the shutdown of fire, sprinkler and other alarm systems, and in case of emergency, prompt notice shall be given. In the event that such work unintentionally alerts the Fire or Police Department or any private alarm monitoring company through an alarm signal, Tenant shall be liable for any fees or charges levied in connection with such alarm. Tenant shall pay to Landlord such reasonable actual charges as may from time to time be in effect with respect to any such shutdown and generally charged to tenants of the Building. All demolition, installations, removals or other work that is reasonably likely to inconvenience other tenants of the Building or disturb Building operations must be scheduled with the Building manager at least twenty-four (24) hours in advance.

Installations within the Premises (and elsewhere where Tenant is permitted to make installations) shall not interfere with existing services and shall be installed so as not to unreasonably interfere with subsequent installation of ceilings or services for other tenants. Redundant electrical, control and alarm systems and mechanical equipment and sheet metal used or placed on the Property during construction and not maintained as part of Tenant’s use of the Premises must be removed as part of the work.

Each Tenant Contractor shall take all reasonable steps to assure that any work is carried out without disruption from labor disputes arising from whatever cause, including disputes concerning union jurisdiction and the affiliation of workers employed by said Tenant Contractor or its subcontractors. Tenant shall be responsible for, and shall reimburse Landlord for, all actual costs and expenses, including reasonable attorneys’ fees incurred by Landlord in connection with the breach by any Tenant Contractor of such obligations. If Tenant does not promptly resolve any labor dispute caused by or relating to any Tenant Contractor, Landlord may in its sole discretion request that Tenant remove such Tenant Contractor from the Property, and if such Tenant Contractor is not promptly removed, Landlord may prohibit such Tenant Contractor from entering the Property.

Upon completion of any Tenant Work, Tenant shall give to Landlord (i) a copy of the permanent certificate of occupancy and any other final governmental approvals required for such work, (ii) copies of “as built” plans and all construction contracts and (iii) proof of payment for all labor and materials.

10.06.    Condition upon Termination

At the expiration or earlier termination of this Lease, Tenant (and all persons claiming by, through or under it) shall, without requiring any notice, surrender the Premises (including all Finish Work and Tenant Work), and all replacements thereof, except such additions, alterations, and other Tenant Work as Landlord may direct to be removed at the time Landlord approves the plans therefor. The Premises shall be surrendered to Landlord free and clear of any mechanic’s liens (or any similar lien relating to labor and materials) filed against any part of the Premises and free and clear of any financing or other encumbrance on any equipment and/or Tenant Work to be surrendered with the Premises. Upon surrender of the Premises Tenant shall give Landlord all keys and security cards or codes to the Premises or remove such security system. Except as specified in this Section 10.06 or as Landlord directs, Tenant shall remove all of its trade fixtures, wire, cable, fiber (but not conduit, unless Landlord shall so request, and in no event shall Tenant have any obligation to remove wire, cable, fiber, or conduit that is installed in connection with the Finish Work or any Tenant Work that must remain on the Premises at the expiration or earlier termination of the Term), any personal property and all Tenant’s signs wherever located. Tenant shall repair any damage to the Premises and/or to the Property which results in the course of any removal and shall restore the Premises and the Property to a fully functional and tenantable condition, including filling all floor holes, removing all disconnected wiring back to junction boxes and replacing all damaged ceiling tiles. Tenant shall yield up the Premises broom-clean and in good order, repair and condition, except for reasonable wear and tear (or damage by casualty or taking). Any property not removed pursuant to this Section 10.06 within thirty (30) days after the expiration or termination of the Lease shall be deemed abandoned and may be removed and disposed of by Landlord, and Tenant shall pay to Landlord the cost and expense of such removal and disposition and of any incidental repairs to the Premises.

10.07.    Decommissioning of the Premises

Prior to the expiration of this Lease (or within sixty (60) days after any earlier termination), Tenant shall clean and otherwise decommission all interior surfaces (including floors, walls, ceilings, and counters), piping, supply lines, waste lines and plumbing in and/or serving the Premises, and all exhaust or other ductwork in and/or serving the Premises, in each case which has carried or released or been exposed to any Hazardous Substances (as defined in Section 9.04 hereof), and shall otherwise clean the Premises so as to permit the report hereinafter called for by this Section 10.07 to be issued. Prior to the expiration of this Lease (or within sixty (60) days after any earlier termination), Tenant, at Tenant’s expense, shall obtain for Landlord a report addressed to Landlord (and, at Tenant’s election, Tenant) by a reputable licensed environmental engineer that is designated by Tenant and acceptable to Landlord in Landlord’s reasonable discretion (which shall not be unreasonably delayed; the aforementioned sixty- (60-) day period shall be extended one (1) day for each day Landlord delays its approval beyond five (5) Business Days), which report shall be based on the environmental engineer’s inspection of the Premises and shall show:

(i)                that the Hazardous Substances, to the extent, if any, existing prior to such decommissioning, have been removed as necessary so that the interior surfaces of the Premises (including floors, walls, ceilings, and counters), process piping, process supply lines, process waste lines and process plumbing, and all such exhaust or other ductwork in the Premises, may be reused by a subsequent tenant or disposed of in compliance with applicable Environmental Laws (as defined in Section 9.04 hereof) without taking any special precautions for Hazardous Substances, without incurring special costs or undertaking special procedures for demolition, disposal, investigation, assessment, cleaning or removal of Hazardous Substances and without incurring regulatory compliance requirements or giving notice in connection with Hazardous Substances; and

(ii)               that the Premises may be reoccupied for office or laboratory use, demolished or renovated without taking any special precautions for existing Hazardous Substances, without incurring special costs or undertaking special procedures for disposal, investigation, assessment, cleaning or removal of Hazardous Substances and without incurring regulatory requirements or giving notice in connection with Hazardous Substances.

Further, for purposes of clauses (i) and (ii): (a) materials previously or hereafter generated from operations shall not be deemed part of the Premises, and (b) “special costs” or “special procedures” shall mean costs or procedures, as the case may be, that would not be incurred but for the nature of the Hazardous Substances as Hazardous Substances instead of non-hazardous materials. The report shall include reasonable detail concerning the clean-up location, the tests run and the analytic results.

If Tenant fails to perform its obligations under this Section 10.07, without limiting any other right or remedy, Landlord may, on five (5) Business Days’ prior written notice to Tenant perform such obligations at Tenant’s expense, and Tenant shall promptly reimburse Landlord upon demand for all out-of-pocket costs and expenses incurred by Landlord in connection with such work. In addition, any such reimbursement shall include a ten percent (10%) administrative fee (but in no event less than $1,000) to cover Landlord’s overhead in undertaking such work. Tenant’s obligations under this Section 10.07 shall survive the expiration or earlier termination of this Lease.

ARTICLE 11. ROOFTOP LICENSE; ANTENNAS

11.01.    Rooftop License

Effective as of the Delivery Date, Landlord grants Tenant the appurtenant, exclusive, and irrevocable (except upon the expiration or earlier termination of this Lease) rights at no additional charge, but otherwise subject to the terms and conditions of this

Lease: (a) to use Tenant’s proportionate share of the areas on the roof of the Building (within the screened-in areas of the Building roof shown on the Base Building Construction Plans, but not on the mechanical penthouse roof) reasonably designated by Landlord (the “Rooftop Installation Areas”) to operate, maintain, repair and replace rooftop mechanical equipment, appurtenant to the Permitted Uses installed as part of the Finish Work or otherwise as permitted pursuant to Section 10.05 (“Tenant’s Equipment”) and (b) to install, operate, maintain, repair and replace an antenna serving the Tenant’s operations in the Premises and not to exceed 18 inches in diameter, and other related communications equipment, (collectively, the “Antenna”) in a location to be mutually agreed upon between Landlord and Tenant (which may be a location on the roof of 320 Bent Street pursuant to a separate license agreement consistent with the terms of this Article 11 and other rights under this Lease as to the right to operate an Antenna even if 320 Bent Street is no longer available) (the “Antenna Installation Area”). Tenant’s Equipment and the Antenna located in the Rooftop Installation Areas are defined together as the “Rooftop Equipment”.

11.02.    Installation and Maintenance of Rooftop Equipment

Tenant shall install the Rooftop Equipment at its sole cost and expense (except as otherwise provided with respect to the Finish Work), at such times and in such manner as Landlord may reasonably designate (but in any event, with respect to the Finish Work, in a manner not to unreasonably delay the construction of the Finish Work) and in accordance with all of the applicable provisions of this Lease regarding Tenant Work. Tenant shall not install or operate the Rooftop Equipment until it receives prior written approval of the Construction Documents in accordance with Section 10.05(b). Landlord may withhold approval if the installation or operation of the Rooftop Equipment if the same reasonably would be expected to damage the structural integrity of the Building or interfere with Building operations or systems.

Tenant shall engage Landlord’s roofer (or another roofing contractor reasonably approved by Landlord and approved by Landlord’s roof manufacturer) before beginning any rooftop installations or repairs of the Rooftop Equipment, whether under this Article 11 or otherwise, and shall always comply with the roof warranty governing the protection of the roof and modifications to the roof. Tenant shall obtain a letter from Landlord's roof manufacturer following completion of such work stating that the roof warranty remains in effect, if required pursuant to the terms of the roof warranty. Tenant, at its sole cost and expense, shall inspect areas on the rooftop where the Rooftop Equipment is located at least twice annually and correct any loose bolts, fittings or other appurtenances and shall repair any damage to the roof caused by the installation or operation of the Rooftop Equipment. Tenant covenants that the installation, existence, maintenance and operation of the Rooftop Equipment shall not violate any Legal Requirements or constitute a nuisance under law. Tenant shall pay Landlord on demand (i) all applicable taxes or governmental charges, fees, or impositions imposed on Landlord because of Tenant’s use of the Rooftop Equipment under this Article 11 and (ii) the amount of any increase in Landlord’s insurance premiums as a result of the installation of the Rooftop Equipment. Landlord assumes no responsibility for interference in the operation of the Rooftop Equipment caused by other tenants’ equipment, or for interference in the operation of other tenants’ equipment caused by the Rooftop Equipment, but Landlord shall reasonably cooperate with Tenant (at no cost to Landlord) to resolve any such interference and shall use commercially reasonable efforts to (at no cost to Landlord) enforce any rights Landlord may have to prevent such interference to the extent caused by equipment installed after the applicable Rooftop Equipment.

11.03.      Interference by Rooftop Equipment

Landlord may grant future roof or other similar rights to other parties, and Landlord shall be contractually obligated to cause such other parties to minimize interference with Rooftop Equipment. If Rooftop Equipment (i) causes physical damage to the structural integrity of the Building, (ii) interferes with any telecommunications, mechanical or other systems existing as of the date of this Lease, later installed pursuant to rights granted prior to the date of this Lease located at the Building, or installed prior to the time that Tenant first submits Construction Documents for such Rooftop Equipment to Landlord for Landlord’s approval, (iii) interferes with any other service provided to other tenants in the Building by rooftop or other installations first installed before Tenant’s Rooftop Equipment, or (iv) interferes with any other tenants’ business, in each case in excess of that permissible under F.C.C. or other regulations (to the extent that such regulations apply and do not require such tenants or those providing such services to correct such interference or damage), Tenant shall within two (2) Business Days of notice (which may be oral if given to Michael Higgins at (617) 621-8414 or such other person or persons designated in writing by Tenant to Landlord from time to time) of a claim of interference or damage cooperate with Landlord or any other tenant or third party making such claim to determine the source of the damage or interference and effect a prompt solution at Tenant’s expense (if Rooftop Equipment caused such interference or damage). In the event Tenant disputes Landlord’s allegation that Rooftop Equipment is causing a problem with the Building (including, but not limited to, the electrical, HVAC, and mechanical systems of the Building) and/or any other Building tenants’ equipment in the Building, in writing delivered within two (2) Business Days of receiving Landlord’s notice claiming such interference, then Landlord and Tenant shall meet to discuss a solution, and if within seven (7) days of their initial meeting Landlord and Tenant are unable to resolve the dispute, then the matter shall be submitted to arbitration in accordance with the provisions set forth below.

The parties shall direct the Boston office of the AAA to appoint an arbitrator who shall have a minimum of ten (10) years’ experience in commercial real estate disputes and who shall not be affiliated with either Landlord or Tenant. Both Landlord and Tenant shall have the opportunity to present evidence and outside consultants to the arbitrator.

The arbitration shall be conducted in accordance with the expedited commercial arbitration rules of the AAA insofar as such rules are not inconsistent with the provisions of this Lease (in which case the provisions of this Lease shall govern). The cost of the arbitration (exclusive of each party’s witness and attorneys’ fees, which shall be paid by such party) shall be borne equally by the parties. Any such arbitration shall be commenced within 10 days after demand (or, if later, appointment of the arbitrator).

Within ten (10) days of appointment, the arbitrator shall determine whether or not the Rooftop Equipment is causing a problem with the Building or Property and/or any other tenants’ equipment in the Building or Property as set forth above, and the appropriate resolution, if any. The arbitrator’s decision shall be final and binding on the parties. If Tenant shall fail to cooperate with Landlord in resolving any such interference or if Tenant shall fail to implement the arbitrator’s decision within ten (10) days after it is issued, Landlord may at any time thereafter (i) declare an Event of Default and pursue the remedies set forth in Section 14 of this Lease and/or (ii) relocate the item(s) of the Rooftop Equipment in dispute in a manner consistent with the arbitral decision.

11.04.     Relocation of Rooftop Equipment

Based on Landlord’s good faith determination that such a relocation is necessary, Landlord reserves the right to cause Tenant to relocate the Rooftop Equipment located on the roof to comparably functional space on the roof of the Building by giving Tenant prior notice of such intention to relocate. If within thirty (30) days after receipt of such notice Tenant has not agreed with Landlord on the space to which the Rooftop Equipment is to be relocated, the timing of such relocation, and the terms of such relocation, then Landlord shall have the right to make all such determinations in its reasonable judgment. Landlord agrees to pay the cost of moving the Rooftop Equipment to such other space, taking such other steps necessary to ensure comparable functionality of the Rooftop Equipment, and finishing such space to a condition comparable to the then condition of the current location of the Rooftop Equipment. Tenant shall arrange for the relocation of the Rooftop Equipment within sixty (60) days after a comparable space is agreed upon or selected by Landlord, as the case may be. In the event Tenant fails to arrange for said relocation within the sixty- (60)- day period, Landlord shall have the right to arrange for the relocation of said Rooftop Equipment at Landlord’s expense, all of which shall be performed in a manner designed to minimize interference with Tenant’s business.

ARTICLE 12. DAMAGE OR DESTRUCTION; CONDEMNATION

12.01.    Damage or Destruction of Premises

If the Premises or any part thereof shall be damaged by fire or other insured casualty, then, subject to the last paragraph of this Section, Landlord shall proceed with diligence, subject to then applicable statutes, building codes, zoning ordinances and regulations of any governmental authority, and at the expense of Landlord (but, if damage exceeds $2,000,000, only to the extent of insurance proceeds made available to Landlord by any mortgagee of the Building and any ground lessor) to repair or cause to be repaired such damage (other than any Tenant Work, but including the Finish Work once each Phase of the same is substantially completed to the extent Tenant has provided Landlord with the information reasonably required by Landlord to insure such Finish Work (which shall be assumed to have occurred unless Landlord advises Tenant to the contrary in writing indicating what specific information it needs to obtain such insurance)). All such repairs made necessary by the negligence or willful misconduct of Tenant shall be made at the Tenant’s expense to the extent that the cost of such repairs are less than the deductible amount in Landlord’s insurance policy. The cost of any repairs performed under this Section by Landlord at Tenant’s expense (including costs of design fees, financing, and charges for administration, overhead and construction management services by Landlord and Landlord’s contractor) shall constitute Additional Rent hereunder. All repairs to and replacements of Tenant’s personal property and any Tenant Work (but not the Finish Work once each Phase of the same is substantially completed, except to the extent Tenant has failed to provide Landlord with the information reasonably required by Landlord to insure such Finish Work (which shall be not assumed to have occurred unless Landlord advises Tenant of such fact in writing indicating what specific information it needs to obtain such insurance)) shall be made by and at the expense of Tenant. If the Premises shall have been rendered unfit for use and occupation hereunder by reason of such damage or any damage to the common areas reasonably required for access to and service of the Premises, or the parking garage or any part of any thereof to the extent rendering Tenant unable to use its parking passes, the Base Rent, parking charges, and Tenant’s Pro Rata Share of Total Operating Costs or a just and proportionate part thereof, according to the nature and extent to which the Premises (and such other areas) shall have been so rendered unfit, shall be abated until the Premises (and such other areas) (except as to Tenant Property, and any Tenant Work other than the Finish Work once each phase of the same is substantially completed except to the extent Tenant has failed to provide Landlord with the information reasonably required by Landlord to insure such Finish Work (which shall not be assumed to have occurred unless Landlord advises Tenant of such fact in writing indicating what specific information it needs to obtain such insurance)) shall have been restored as nearly as practicable to the condition in which they were immediately prior to such fire or other casualty, plus an additional thirty (30) day period. Landlord shall not be liable for delays in the making of any such repairs that are due to government regulation, casualties, and strikes, unavailability of labor and materials, delays in obtaining insurance proceeds, and other causes beyond the reasonable control of Landlord, nor shall Landlord be liable for any inconvenience or annoyance to Tenant or injury to the business of Tenant resulting from delays in repairing such damage, provided, however, that Base Rent and Tenant’s Pro Rata Share of Total Operating Costs shall be abated to the extent set forth above during any delay not caused by Tenant.

If (i) the Premises are so damaged by fire or other casualty (whether or not insured) at any time during the last twenty-four (24) months of the Term that the cost to repair such damage is reasonably estimated to exceed one-third of the total Base Rent payable hereunder for the period from the estimated completion date of repair until the end of the Term, (ii) at any time the Building (or any portion thereof, whether or not including any portion of the Premises) is so damaged by fire or other casualty (whether or not insured) that substantial alteration or reconstruction or demolition of the Building (or a portion thereof) shall in Landlord’s judgment be required, or (iii) at any time damage to the Building exceeding $2,000,000 occurs by fire or other insured casualty and any mortgagee or ground lessor shall refuse to permit insurance proceeds to be utilized for the repair or replacement of such property and Landlord determines not to repair such damage, then and in any of such events, this Lease and the term hereof may be terminated at the election of Landlord by a notice from Landlord to Tenant within sixty (60) days, or such longer period as is required to complete arrangements with any mortgagee or ground lessor regarding such situation, following such fire or other casualty; the effective termination date pursuant to such notice shall be not less than thirty (30) days after the day on which such termination notice is received by Tenant not to exceed in all events four months after the date of the applicable casualty. If any mortgagee or ground lessor refuses to permit insurance proceeds to be applied to replacement of the Premises, and neither Landlord, such mortgagee or ground lessor has commenced such replacement within three (3) months following adjustment of such casualty loss with the insurer, then Tenant may, until any such replacement commences, terminate this Lease by giving at least thirty (30) days prior written notice thereof to Landlord and such termination shall be effective on the date specified if such replacement has not then commenced. In the event of any termination, the Term shall expire as though such effective termination date were the date originally stipulated in Article 1 for the end of the Term and the Base Rent and Additional Rent for Total Operating Costs (to the extent not abated as set forth above) shall be apportioned as of such date.

Landlord, within sixty (60) days after such fire or casualty or taking, shall notify Tenant of the estimated date for completing such restoration. If in Landlord’s reasonable estimate the time to restore the Premises will take greater than nine (9) months to complete, then, within thirty (30) days after such notice, time being of the essence, Tenant may notify Landlord that it is terminating this Lease, effective as of the date of Tenant’s notice. If the Landlord fails to restore the Premises to a condition substantially suitable for their intended use within the longer of nine (9) months, or such longer period as Landlord has reasonably estimated for restoration, plus a contingency period equal to 10% of such period, of such casualty, then Tenant may upon 30 days’ prior written notice terminate this Lease.

12.02.    Eminent Domain

In the event that all or any substantial part of the Premises or the Building (or any portion of the common areas reasonably required for access to and service of the Premises, or the parking garage or any part of any thereof to the extent rendering Tenant unable to use its parking passes) is taken (other than for temporary use not to exceed 90 days, hereafter described) by public authority under power of eminent domain (or by conveyance in lieu thereof), then by notice given within three months following the recording of such taking (or conveyance) in the appropriate registry of deeds, this Lease may be terminated at Landlord’s election thirty (30) days after such notice, and Rent shall be apportioned as of the date of termination. If this Lease is not terminated as aforesaid, subject to the rights of mortgagees Landlord shall within a reasonable time thereafter, diligently restore what may remain of the Premises (excluding any personal property of Tenant, Tenant Work (other than Finish Work following the substantial completion of such work with respect to each Phase) or other items installed or paid for by Tenant that Tenant is permitted or may be required to remove upon expiration) to a tenantable condition. In the event some portion of rentable floor area of the Premises, the areas of the common areas reasonably necessary for access to and service of the Premises, or the parking garage or any part of any thereof is taken to the extent that Tenant is unable to use its parking passes (other than for temporary use) and this Lease is not terminated, Base Rent, Additional Rent, parking rent, and Tenant’s Pro Rata Share of Operating Costs shall be proportionally abated, as applicable, for the remainder of the Term. In the event of any taking of the Premises or any part thereof for temporary use, (i) this Lease shall be and remain unaffected thereby and rent shall not abate, and (ii) Tenant shall be entitled to receive for itself such portion or portions of any award made for such use with respect to the period of the taking that is within the Term, provided that if such taking shall remain in force at the expiration or earlier termination of this Lease, then Tenant shall pay to Landlord a sum equal to the reasonable cost of performing Tenant’s obligations hereunder with respect to surrender of the Premises and upon such payment shall be excused from such obligations.

If any taking renders 50% or more of the Premises untenantable, including on account of the taking of the areas of the common areas reasonably necessary for access to and service of the Premises, and restoration of the effects of such taking cannot be repaired or restored in Landlord’s reasonable estimate within nine (9) months from the date of such taking (or within four (4) months if within the last year of the Term), Tenant may upon 30 days’ prior written notice terminate this Lease provided that such termination election shall be null and void if Landlord completes such restoration within 30 days of such notice or if Tenant exercises its right to extend the Term pursuant to Section 3.03 of this Lease after receiving notice of such taking.

Any damages that are expressly awarded to Tenant on account of its relocation expenses and Tenant’s personal property, and specifically so designated, shall belong to Tenant. Except as provided in the preceding sentence of this paragraph, Landlord reserves to itself, and Tenant releases and assigns to Landlord, all rights to damages accruing on account of any taking or by reason of any act of any public authority for which damages are payable, provided, however, that Tenant shall receive the proceeds of any separate award for the unamortized value of Finish Work in excess of the Finish Work Allowance and, if applicable, Additional Allowance (provided that such award does not reduce the amount available to Landlord). Subject to its rights hereunder, Tenant agrees to execute such further instruments of assignment as may be reasonably requested by Landlord, and to turn over to Landlord any damages that may be recovered in any proceeding or otherwise.

ARTICLE 13. ASSIGNMENT AND SUBLETTING

13.01.    Landlord’s Consent Required

Except for a Permitted Transfer, as defined below, Tenant shall not transfer any part of the Premises or of its interest in this Lease to any other entity, whether by sale,

assignment, mortgage, sublease, license, transfer, operation of law or act of Tenant (each a “Transfer”) without Landlord’s prior written consent as provided in Section 13.02 below. Consent to one Transfer does not imply consent to any other Transfer or waive the consent requirement. Any attempted Transfer without consent shall be void at the election of Landlord. Any entity to which a Transfer is made is a “Transferee.”

The following transactions (any of them, a “Permitted Transfer”) shall not require the consent of Landlord provided that Landlord shall receive notice thereof in accordance with Section 13.05, below, together with reasonable evidence that the transaction is in fact one of the following (and provided further that the proposed Transfer complies with all other provisions of this Lease, including, without limitation, this Article 13, other than the first paragraph of this Section 13.01, does not alter Landlord’s rights under the Lease, and does not impose any additional obligation on Landlord):

(a)           Any Transfer to an entity acquiring all or substantially all of the stock or assets of Tenant, whether by way of merger, consolidation or otherwise (any such entity, a “Successor Entity”), so long as the resulting entity has a net worth and financial condition as good as Tenant’s at the time immediately prior to the events culminating in such transfer; or

(b)           Any Transfer to an entity directly or indirectly controlled, controlling, or under common control with Tenant (any such entity, a “Related Entity”). For purposes of this clause (b), “control” shall mean possession of more than 50 percent ownership of the shares of beneficial interest of the entity in question together with the power to control and manage the affairs thereof either directly or by election of directors and/or officers.

(c)           Any initial public offering of Tenant or private placement of Tenant.

13.02.    Landlord’s Consent

Tenant’s request for Landlord’s consent to any Transfer shall describe the details of the proposed Transfer, including the name, business and financial condition of the prospective Transferee, and the financial terms of the proposed Transfer (e.g., term, rent and security deposit which Landlord shall hold as confidential information); Tenant shall also provide any other information Landlord reasonably deems relevant. Landlord shall not unreasonably withhold its consent to any assignment or subletting of the Premises, provided that Tenant is not then in default under this Lease (following the giving of notice of such default, where applicable) but it shall not be deemed unreasonable for Landlord to deny consent for the following reasons: (i) the business of the proposed Transferee and the proposed use of the Premises are inconsistent with the Permitted Uses; (ii) Landlord’s reasonable dissatisfaction with the net worth and financial condition of the proposed Transferee as it relates to such Transferee’s proposed obligations if such Transfer, together with other transfers then in effect, is for more than ten (10) percent of the Premises; (iii) Tenant’s compliance with all of its obligations under this Lease; and (iv) such other factors as Landlord may reasonably deem relevant.

Subject to the next sentence, Tenant shall not offer to make, or enter into negotiations with respect to an assignment, sublease or transfer to: (i) any tenant at the Property or the property known as 320 Bent Street, Cambridge, Massachusetts (“320 Bent Street”) or entity directly or indirectly controlled by, controlling, or under the common control with, any other tenant at the Property or 320 Bent Street, unless there is no competing space then available to be offered for lease at the Property and 320 Bent; or (ii) any party then negotiating to lease other space at the Property or 320 Bent Street, unless there is no competing space then available to be offered for lease at the Property or 320 Bent Street.

At Landlord’s election, Tenant shall pay to Landlord as Additional Rent fifty percent (50%) of the Profits on any Transfer other than a Permitted Transfer as and when received by Tenant, unless Landlord notifies Tenant and the Transferee that the Transferee shall pay Landlord’s share of the Profits directly to Landlord. “Profits” means (A) all rent, fees and other consideration paid for or in respect of the Transfer, including fees in excess of reasonable amounts under any collateral agreements (the intent being to prohibit Tenant from shifting occupancy costs to collateral agreements), less (B) the Rent and other sums payable under this Lease (or if the Transfer is a sublease of part of the Premises, allocable to the subleased premises) and all reasonable costs and expenses directly incurred by Tenant in connection with such Transfer, including without limitation reasonable real estate broker’s commissions and reasonable costs of renovation or construction of tenant improvements required by the Transfer, and reasonable legal fees. Tenant may recover these reasonable costs and expenses before paying Profits to Landlord. Tenant shall give Landlord a written statement certifying all amounts to be paid from any Transfer (including any collateral agreements) within thirty (30) days after the transfer agreement is signed and from time to time thereafter on Landlord’s request, and Landlord may inspect Tenant’s books and records to verify the accuracy of such statements. On written request, Tenant shall promptly furnish to Landlord copies of all Transfer documents, certified by Tenant to be complete, true and correct.

13.03.     No Release

Notwithstanding any Transfer and whether or not the same is consented to, the liability of Tenant to Landlord shall remain direct and primary. Any Transferee of all or substantially all of Tenant’s interest in the Premises, shall be jointly and severally liable with Tenant to Landlord for the performance of all of Tenant’s covenants under this Lease; and such assignee shall upon request execute and deliver such instruments as Landlord reasonably requests in confirmation thereof (and agrees that its failure to do so shall be a default). Tenant hereby irrevocably authorizes Landlord, upon the occurrence of a default (following the giving of notice of such default, where applicable) to collect Rent from any Transferee (and upon notice any Transferee shall pay directly to Landlord) and apply the net amount collected to the Rent and other charges reserved under this Lease. No Transfer shall be deemed a waiver of the provisions of this Section, or the acceptance of the Transferee as a tenant, or a release of Tenant from direct and primary liability for the performance of all of the covenants of this Lease. The consent by Landlord to any

Transfer shall not relieve Tenant or any Transferee from the obligation of obtaining the express consent of Landlord to any modification of such Transfer or a further Transfer by Tenant or such Transferee. Notwithstanding anything to the contrary in the documents effecting the Transfer, Landlord’s consent shall not alter in any manner whatsoever the terms of this Lease, to which any Transfer at all times shall be subject and subordinate. The transfer of an interest in the Premises or this Lease in violation of this Article shall be a default for which there is no cure period.

Anything contained in the foregoing provisions of this section to the contrary notwithstanding, neither Tenant nor any Transferee nor any other person having an interest in the possession, use, occupancy or utilization of the Premises shall enter into any lease, sublease, assignment, license, concession or other agreement for use, occupancy or utilization of space in the Premises that provides for rental or other payment for such use, occupancy or utilization based, in whole or in part, on the net income or profits derived by any person from the Premises leased, used, occupied or utilized (other than an amount based on a fixed percentage or percentages of receipts or sales), and any such purported lease, sublease, assignment, license, concession or other agreement shall be absolutely void and ineffective as a conveyance of any right or interest in the possession, use, occupancy or utilization of any part of the Premises.

13.04.     Right of Termination or Recapture

Before any Transfer (excluding Permitted Transfers) that, when aggregated with all prior Transfers (excluding Permitted Transfers) then in effect, would result in the total rentable square footage of the Premises subject to Transfers being equal to at least 25 percent of the rentable square footage of the Premises, Tenant shall offer Landlord in writing the right to terminate this Lease with respect to such portion of the Premises subject to the proposed Transfer as of a future date specified in the offer and prior to the proposed Transfer. If within twenty (20) days after receiving such offer Landlord elects in writing to accept it, this Lease shall terminate with respect to such portion of the Premises subject to the proposed Transfer as of the specified date. If Landlord does not accept the offer within the twenty (20) day period, Tenant may proceed with the Transfer, subject to the other requirements of this Article 13.

13.05.     Additional Procedures

At least thirty (30) days prior to any Transfer (or at least ten (10) days prior to any Permitted Transfer unless such Permitted Transfer is part of a transaction that is subject to a bona fide, arms’ length confidentiality agreement preventing the disclosure of such Transfer, in which case Tenant shall provide such materials within 10 days following such Permitted Transfer), Tenant shall deliver to Landlord (i) a true and complete copy of the fully executed instrument or instruments evidencing any Transfer, (ii) a written agreement of the Transferee agreeing with Landlord to perform and observe all of the terms, covenants, and conditions of this Lease undertaken by such Transferee to the extent applicable to such Transferee. Tenant shall pay to Landlord, as Additional Rent,

Landlord’s reasonable attorneys’ fees in reviewing any proposed Transfer, whether or not Landlord consents.

ARTICLE 14. EVENTS OF DEFAULT AND REMEDIES

14.01.     Covenants and Conditions

Tenant’s performance of each of its obligations under this Lease is a condition as well as a covenant. Tenant’s right to continue in possession of the Premises is conditioned upon such performance. Time is of the essence in performance of all covenants and conditions set forth herein.

14.02.      Events of Default

If Tenant fails to pay Rent when due and such default continues for ten (10) days, or if more than three default notices are properly given in any 12-month period, or if Tenant (or any transferee of Tenant) makes any transfer of the Premises in violation of this Lease, or if a petition is filed by Tenant (or any transferee) for insolvency or for appointment of a receiver, trustee or assignee or for adjudication, reorganization or arrangement under any bankruptcy act, or if any similar petition is filed against Tenant (or any transferee) and such petition filed against is not dismissed within sixty (60) days thereafter, or if any representation or warranty made by Tenant is untrue in any material respect, or if Tenant fails to perform any other covenant or condition hereunder and such default continues longer than any period (following notice, if expressly required) expressly provided for the correction thereof (and if no period is expressly provided then for thirty (30) days after notice is given, provided, however, that such period shall be reasonably extended in the case of any such non-monetary default that cannot be cured within such period only if the matter complained of can be cured, Tenant begins promptly and thereafter diligently completes the cure within ninety (90) days of notice of such default), or, so long as Landlord is the landlord (or an affiliate of the landlord) under that certain lease between Tenant and Landlord dated January 8, 2002, as amended (the “320 Bent Lease”) for premises located at 320 Bent Street, an Event of Default by Tenant under the 320 Bent Lease (as it may be amended from time to time), then, and in any such case, Landlord and its agents lawfully may, in addition to any remedies for any preceding breach, immediately or at any time thereafter without further demand or notice in accordance with process of law, enter upon any part of the Premises in the name of the whole or mail or deliver a notice of termination of the Term of this Lease addressed to Tenant at the Premises or any other address herein, and thereby terminate the Term and repossess the Premises as of Landlord’s former estate. Any default beyond applicable notice and cure periods by Tenant is referred to herein as an “Event of Default”. At Landlord’s election such notice of termination may be included in any notice of default. Upon such entry or mailing the Term shall terminate, all executory rights of Tenant and all obligations of Landlord will immediately cease, and Landlord may expel Tenant and all persons claiming under Tenant and remove their effects without any trespass and without prejudice to any remedies for arrears of Rent or prior breach. If Landlord engages attorneys in connection with any failure to perform by Tenant hereunder, Tenant shall reimburse Landlord for the reasonable fees of such attorneys on demand as Additional Rent. Without implying that other provisions do not survive, the provisions of this Article shall survive the Term or earlier termination of this Lease.

14.03.      Remedies for Default.

(a)           Reletting Expenses Damages. If the Term of this Lease is terminated for an Event of Default, Tenant covenants, as an additional cumulative obligation after such termination, to pay all of Landlord’s reasonable costs, including reasonable attorneys fees, related to Tenant’s Event of Default and in collecting amounts due and all reasonable expenses in connection with reletting, including tenant inducements to new tenants, brokerage commissions, fees for legal services, expenses of preparing the Premises for reletting and the like together (“Reletting Expenses”). It is agreed that Landlord may (i) relet the Premises or part or parts thereof for a term or terms that may be equal to, less than or exceed the period that would otherwise have constituted the balance of the Term, and may grant such tenant inducements, including free rent, as Landlord in its sole discretion considers advisable, and (ii) make such alterations to the Premises as Landlord in its sole discretion considers advisable, and no failure to relet or to collect rent under any reletting shall operate to reduce Tenant’s liability. Landlord shall use reasonable efforts to relet the Premises. Any such obligation to relet will be subject to Landlord’s reasonable objectives of developing its property in a harmonious manner with appropriate mixes of tenants, uses, floor areas, terms and the like. Landlord’s Reletting Expenses together with all other sums provided for whether incurred prior to or after such termination will be due upon demand.

(b)           Termination Damages. If the Term of this Lease is terminated for an Event of Default, unless and until Landlord elects lump sum liquidated damages described in the next paragraph, Tenant covenants, as an additional, cumulative obligation after any such termination, to pay punctually to Landlord all the sums which remain unpaid and perform all of its obligations in which remain unperformed the same manner as if the Term had not been terminated. In calculating such amounts Tenant will be credited with the net proceeds of any rent then actually received by Landlord from a reletting of the Premises after deducting all Rent that has not then been paid by Tenant, provided that Tenant shall never be entitled to receive any portion of the re-letting proceeds, even if the same exceed the Rent originally due hereunder.

(c)          Lump Sum Liquidated Damages. If this Lease is terminated for default, Tenant covenants, as an additional, cumulative obligation after any such termination, to pay forthwith to Landlord at Landlord’s election made by written notice at any time after termination, as liquidated damages a single lump sum payment equal to either (x) the sum of (i) all sums to be paid by Tenant and not then paid at the time of such election, plus, (ii) the excess of the present value of all of the Rent reserved for the residue of the Term (with Additional Rent deemed to increase at the CPI in each year on a compounding basis) over the present value of the aggregate fair market rent and Additional Rent payable (if less than the Rent payable hereunder) on account of the Premises during such period, which fair market rent shall be reduced by reasonable projections of vacancies and by Landlord’s Reletting Expenses described above to the extent not theretofore paid to Landlord) or (y) 12 months of Base Rent and Additional Rent at the rate last payable by Tenant under this Lease or less if less than a full year is then left on the Term. (The Federal Reserve discount rate (or equivalent) shall be used in calculating such present values under clause (x)(ii), and in the event the parties are unable to agree on such fair market rent, the matter shall be submitted, upon the demand of either party, to the office of the AAA closest to the Property, with a request for arbitration in accordance with the rules of the AAA by a single arbitrator who shall be a licensed real estate broker with at least 10 years experience in the leasing of 1,000,000 or more square feet of floor area of buildings similar in character and location to the Premises, whose decision shall be conclusive and binding on the parties.)

(d)             Remedies Cumulative; Jury Waiver; Late Performance. The remedies to which Landlord may resort under this Lease, and all other rights and remedies of Landlord are cumulative, and any two or more may be exercised at the same time. Nothing in this Lease shall limit the right of Landlord to prove and obtain in proceedings for bankruptcy or insolvency an amount equal to the maximum allowed by any statute or rule of law in effect at the time; and Tenant agrees that the fair value for occupancy of all or any part of the Premises at all times shall never be less than the Base Rent and all Additional Rent payable from time to time. Tenant shall also indemnify and hold Landlord harmless in the manner provided elsewhere herein if Landlord shall become or be made a party to any claim or action necessary to protect Landlord’s interest under this Lease in a bankruptcy proceeding, or other proceeding under Title 11 of the United States Code, as amended. LANDLORD AND TENANT WAIVE TRIAL BY JURY IN ANY ACTION TO WHICH THEY ARE PARTIES, and further agree that any action arising out of this Lease (except an action for possession by Landlord, which may be brought in whatever manner or place provided by law) shall be brought in the Trial Court, Superior Court Department, or the Land Court, in the county where the Premises are located.

(e)             Waivers; Accord and Satisfaction. No consent by Landlord or Tenant to any act or omission that otherwise would be a default shall be construed to permit other similar acts or omissions. Neither party’s failure to seek redress for violation or to insist upon the strict performance of any covenant, nor the receipt by Landlord of Rent with knowledge of any breach of covenant, shall be deemed a consent to or waiver of such breach. No breach of covenant shall be implied to have been waived unless such is in writing, signed by the party benefiting from such covenant and delivered to the other party; and no acceptance by Landlord of a lesser sum than the Rent due shall be deemed to be other than on account of the earliest installment of such Rent. Nor shall any endorsement or statement on any check or in any letter accompanying any check or payment be deemed an accord and satisfaction; and Landlord may accept such check or payment without prejudice to Landlord’s right to recover the balance of such installment or pursue any other right or remedy. The acceptance by Landlord of any Rent following the giving of any default and/or termination notice shall not be deemed a waiver of such notice. Tenant shall not interpose any counterclaim or counterclaims (other than compulsory counterclaims that would be lost if not interposed) in a summary proceeding or in any action based on non-payment of Rent.

(f)              Landlord’s Curing. If Tenant fails to perform any covenant within any applicable notice, grace or cure period, then Landlord at its option may (without waiving any right or remedy for Tenant’s non-performance) at any time thereafter perform the covenant for the account of Tenant. Tenant shall upon demand reimburse Landlord’s cost (including reasonable attorneys’ fees) of so performing on demand as Additional Rent. Notwithstanding any other provision concerning cure periods, Landlord may cure any non-performance for the account of Tenant after such notice to Tenant, if any, as is reasonable under the circumstances if curing prior to the expiration of the applicable cure period is reasonably necessary to prevent likely damage to the Premises or likely injury to persons, or to protect Landlord’s interest in the Premises.

ARTICLE 15. LETTER OF CREDIT.

15.01.     Letter of Credit

Upon the submission of Tenant’s first requisition for amounts from the Finish Work Allowance or, if applicable, the Additional Allowance amounts pursuant to the Finish Work Letter, Tenant shall deliver to Landlord a clean, irrevocable, freely transferable letter of credit substantially in the form attached as Exhibit 15.01 (as amended or replaced from time to time pursuant to this Section 15.01, the “Letter of Credit”) in the amount initially required as set forth in Section 1.14 as security for the payment of all Rent and the performance and observance of the agreements and conditions in this Lease contained on the part of Tenant to be performed and observed. Simultaneously with the execution of this Lease, Tenant shall deliver to Landlord evidence reasonably satisfactory to Landlord that Silicon Valley Bank is prepared to issue the Letter of Credit in the form attached as Exhibit 15.01.

The Letter of Credit shall be increased by delivery to Landlord of a replacement Letter of Credit or an amendment to the then existing Letter of Credit from time to time as follows:

Date of Increase	Amount of Increase	Aggregate Amount of Letter of Credit
Upon the submission of Tenant’s first requisition for Finish Work Allowance and/or Additional Allowance amounts with respect to the First Floor Space	$605,000.00 (assuming that the First Floor Space is 10,000 rentable square feet)	$2,529,508.00

Upon the submission of Tenant’s first requisition for Finish Work Allowance and/or Additional Allowance amounts with respect to the First Lab Space	$1,322,228.00 (assuming that the First Lab Space is 21,865 rentable square feet)	$3,851,736.00
Upon the submission of Tenant’s first requisition for Finish Work Allowance and/or Additional Allowance amounts with respect to the remainder of the Premises	$3,669,990.60 (based on the assumptions set forth above with respect to rentable square feet)	$7,521,726.60

The foregoing amounts are subject to reduction pursuant to the terms of Section 10.04(c)-2 of Exhibit 10.04(c).

Tenant’s failure to deliver the Letter of Credit within the time periods set forth in this Section 15.01 shall be deemed an Event of Default for which there is no cure period. The Letter of Credit, if not in the form attached hereto as Exhibit 15.01, must in all cases be in form and substance acceptable to Landlord and any mortgage lender, as security for Tenant’s obligations under this Lease, and issued by a commercial bank, trust company or national banking association, which has outstanding, unsecured, uninsured and unguaranteed indebtedness, or shall have issued a letter of credit or other credit facility that constitutes the primary security for an outstanding indebtedness (which is otherwise uninsured and unguaranteed), that is then (and thereafter continues to be) rated, without regard to qualification of such rating by symbols such as “+” or “-” or numerical notation “A” or better by Moody’s Investment Service (or its successor) or “A” or better by Standard & Poor’s Ratings Service (or its successor) (and is not on credit-watch or similar credit review with negative implication), and has combined capital, surplus and undivided profits of not less than $1,000,000,000. Landlord hereby approves of Silicon Valley Bank as the initial issuer of such Letter of Credit. In the event the issuer of the Letter of Credit is downgraded so that it no longer satisfies the rating requirements set forth in this Article 15, Landlord shall have the right, to require Tenant to procure a replacement Letter of Credit from an issuer that satisfies the requirements of this Article 15 within fifteen (15) days after Landlord notifies Tenant of such requirement; provided that Landlord shall cooperate with Tenant in exchanging the existing Letter of Credit for the new Letter of Credit so that Tenant is not required to have two Letters of Credit outstanding simultaneously. The Letter of Credit shall be renewed at least 60 days prior to its expiration from time to time, and, if not so renewed, Landlord or its mortgage lender may draw all or a portion of the letter of credit and hold the proceeds as set forth below, but in that event, Tenant shall, upon demand, provide Landlord with a new Letter of Credit meeting the requirements of this Lease, in lieu of such cash, and upon receipt of such replacement Letter of Credit, Landlord shall promptly return such cash security deposit to Tenant. Notwithstanding the foregoing, the Letter of Credit to be delivered by Tenant for the final period before the expiration of the Term of this Lease shall be for a term ending not sooner than ninety-five (95) days after the expiration of the Term of this Lease (whether by means of a so-called evergreen provision or otherwise).

If, and as soon as, there shall exist an Event of Default (and on the occasion of each Event of Default if there shall be more than one), Landlord may draw upon the Letter of Credit at any time and from time to time in such amount or amounts as may be necessary to cure the Event of Default(s) or to reimburse Landlord for any sum(s) which Landlord may have spent to cure the Event of Default(s), and if Landlord has terminated this Lease due to Tenant’s Event of Default(s), Landlord may also draw upon the Letter of Credit in such amount (or all) as may be necessary to obtain any amounts from time to time owed to Landlord by Tenant after termination. In the case of each such drawing (except a drawing occurring after termination or expiration of this Lease), Tenant shall promptly, on demand, cause the existing Letter of Credit to be amended to be once again in the full amount required under this Lease or a new Letter of Credit, in the amount so drawn, to be issued to Landlord. Notwithstanding the foregoing, Landlord shall have the right, at any time when an Event of Default exists, to draw the entire Letter of Credit and hold the proceeds thereof to be applied from time to time against damages and losses under this Lease, but in that event, if Landlord does not terminate this Lease as a result of such Event of Default and permits (without implying any obligation to permit) Tenant to cure all outstanding Events of Default, so long as no new Event of Default occurs within sixty (60) days thereafter, Tenant shall be permitted to replace the cash security deposit with a Letter of Credit, and upon receipt of the Letter of Credit, Landlord shall release the cash security deposit to Tenant. Any amount drawn by Landlord shall not be deemed to fix or determine the amounts to which Landlord is entitled under this Lease or otherwise, and Landlord shall be entitled to pursue any remedies provided for in this Lease to the extent Landlord is unable or elects, in its sole and absolute discretion, not to obtain complete or partial satisfaction by drawing upon the Letter of Credit. If at the end of the Term of this Lease no default of Tenant shall exist, or if such a default shall exist, upon cure of such default, the Letter of Credit, or any cash held in lieu thereof, shall be returned to Tenant within thirty (30) days thereafter. For purposes of this Article, an Event of Default shall also include any default that is prevented or delayed from ripening into an Event of Default due to Landlord’s inability to give any required notice or the tolling of any grace or cure period caused by any stay or injunction arising from the bankruptcy of Tenant.

If Landlord conveys Landlord’s interest under this Lease, the Letter of Credit (or cash in lieu thereof) shall be turned over by Landlord to Landlord’s transferee, and, if so turned over, Tenant agrees to look solely to such transferee for proper application thereof in accordance with the terms of this Lease and the return thereof in accordance therewith, and it is agreed that the provisions hereof shall apply to every transfer or assignment made of the Letter of Credit to a new landlord. If Landlord does not so transfer the Letter of Credit (or any cash held in lieu thereof) to its successor (including any lender or ground lessor succeeding to the interest of Landlord), then such successor Landlord shall not be entitled to require Tenant to post any new Letter of Credit (or cash in lieu thereof) except to the extent that such failure to transfer the Letter of Credit or cash held in lieu thereof is due to the drawing on such Letter of Credit or cash in accordance with the terms of this Lease. Upon the request of Landlord, from time to time, Tenant shall make arrangements satisfactory to Landlord in its reasonable discretion for the transfer of the Letter of Credit, at Tenant’s sole cost and expense to any successor landlord or mortgagee of the Property, and from any such mortgagee to Landlord or any successor mortgagee, provided that the transferee agrees in writing to hold and apply the Letter of Credit in accordance with the terms hereof. Tenant shall not assign or encumber or attempt to assign or encumber the Letter of Credit and neither Landlord nor its successors or assigns shall be bound by any such assignment, encumbrance or attempted assignment or encumbrance. Upon ten (10) Business Days’ prior written notice from Landlord, Tenant shall cause the Letter of Credit to be modified so that it names any mortgagee as a co-beneficiary. Tenant shall provide any documentation reasonably requested by Landlord’s mortgagee to evidence such mortgagee’s collateral interest in the Letter of Credit, provided, however, that Tenant shall not be required to incur any material out-of-pocket costs to do so.

ARTICLE 16. PROTECTION OF LENDERS/GROUND LANDLORD

16.01.     Subordination and Superiority of Lease

Tenant agrees that this Lease and the rights of Tenant hereunder will be subject and subordinate to any lien of the holder of any existing or future mortgage, and to the rights of any lessor under any ground or improvements lease of the Building (all mortgages and ground or improvements leases of any priority are collectively referred to in this Lease as “mortgage,” and the holder or lessor thereof from time to time as a “mortgagee”), and to all advances and interest thereunder and all modifications, renewals, extensions and consolidations thereof; provided that any subordination of this Lease to any existing mortgage as of the Date of Lease shall be conditioned upon Landlord delivering to Tenant a written, recordable Subordination, Non-Disturbance and Attornment Agreement from the mortgagee seeking to have this Lease subordinated to its interest in the form attached as Exhibit 16.01. With respect to future liens of any mortgage hereafter granted, Landlord shall provide to Tenant an agreement (in the form of Exhibit 16.01 or in such other form as such mortgagee may reasonably request provided such form is substantially consistent with the provisions of this Section 16.01 and Exhibit 16.01) in which the mortgagee agrees that such mortgagee shall not disturb Tenant in its possession of the Premises under the terms of the Lease upon Tenant’s execution thereof and attornment to such mortgagee as Landlord and performance of its Lease covenants (which conditions Tenant agrees with all mortgagees to perform). Upon such attornment, this Lease shall continue in full force and effect as a direct lease between the mortgagee and Tenant upon all of the terms, conditions and covenants as are set forth in this Lease, except that the mortgagee shall not be (i) liable in any way to Tenant for any act or omission, neglect or default on the part of Landlord under this Lease, (ii) responsible for any monies owing by or on deposit with Landlord to the credit of Tenant (except to the extent any such deposit is actually received by such mortgagee), (iii) subject to any counterclaim or setoff which theretofore accrued to Tenant against Landlord except to the extent of setoffs expressly provided pursuant to Section 10.04(c)-2 of Exhibit 10.04(c), (iv) bound by any amendment or modification of this Lease subsequent to such mortgage, or by any previous prepayment of Rent for more than one (1) month, which was not approved in writing by the mortgagee, (v) liable beyond mortgagee’s interest in the Property, (vi) responsible for the performance of any work to be done by the Landlord under this Lease to render the Premises ready for occupancy by the Tenant (provided that nothing in this clause (vi) shall prohibit Tenant from exercising its express remedy to terminate this Lease as set forth in Section 3.01, above), or (vii) required to remove any person occupying the Premises or any part thereof, except if such person claims under the mortgagee. Tenant agrees that any present or future mortgagee may at its option unilaterally elect to subordinate, in whole or in part and by instrument in form and substance satisfactory to such mortgagee alone, the lien of its mortgagee (or the priority of its ground lease) to some or all provisions of this Lease. Nothing in clause (i), above, shall be deemed to relieve any mortgagee succeeding to the interest of Landlord hereunder of its obligation to comply with the obligations of Landlord under this Lease from and after the date of such succession.

Tenant agrees that this Lease shall survive the merger of estates of ground (or improvements) lessor and lessee. Until a mortgagee (either superior or subordinate to this Lease) forecloses Landlord’s equity of redemption (or terminates or succeeds to a new lease in the case of a ground or improvements lease) no mortgagee shall be liable for failure to perform any of Landlord’s obligations (and such mortgagee shall thereafter be liable only after it succeeds to and holds Landlord’s interest and then only as limited herein). Tenant shall, if requested by Landlord or any mortgagee, give notice of any alleged non-performance on the part of Landlord to any such mortgagee provided that an address for such mortgagee has been designated to Tenant in writing, and Tenant agrees that (except with respect to the Outside Delivery Date in Section 3.01) such mortgagee shall have a separate, consecutive reasonable cure period of no less than thirty (30) days (to be reasonably extended in the same manner Landlord’s cure period is to be extended and for such additional periods as is necessary to allow such mortgagee to take possession of the Property) following Landlord’s cure period during which such mortgagee may, but need not, cure any non-performance by Landlord. The agreements in this Lease with respect to the rights and powers of a mortgagee constitute a continuing offer to any person that may be accepted by taking a mortgage (or entering into a ground or improvements lease) of the Premises. This Section shall be self-operative, but in confirmation thereof, Tenant shall execute and deliver the subordination, nondisturbance and attornment agreement in the form of Exhibit 16.01 (or in such other form as such mortgagee may reasonably request) provided such form is substantially consistent with the provisions of this Section 16.01.

16.02.     Attornment

If Landlord’s interest in the Property is acquired by any beneficiary under a deed of trust, mortgagee or purchaser at a foreclosure sale, Tenant shall attorn to the transferee of or successor to Landlord’s interest in the Property and recognize it as Landlord under this Lease provided that Tenant has received a subordination, non-disturbance and attornment agreement as required pursuant to Section 16.01. Tenant waives the protection of any statute or rule of law which gives Tenant any right to terminate this Lease or surrender possession of the Premises upon the transfer of Landlord’s interest.

16.03.     Rent Assignment

If from time to time Landlord assigns this Lease or the rents payable hereunder to any person, whether such assignment is conditional in nature or otherwise, such assignment shall not be deemed an assumption by the assignee of any obligations of Landlord; but, subject to the limitations herein including Sections 16.01 and 10.02(b), the assignee shall be responsible only for non-performance of Landlord’s obligations that occur after it succeeds to, and only during the period it holds possession of, Landlord’s interest in the Premises after foreclosure or voluntary deed in lieu of foreclosure.

16.04.     Other Instruments

The provisions of this Article shall be self-operative; nevertheless, Tenant agrees to execute, acknowledge and deliver any subordination, attornment or priority agreements or other instruments conforming to the provisions of this Lease (and being otherwise commercially reasonable) from time to time requested by Landlord or any mortgagee, consistent with the terms of this Lease with respect to the rights of Tenant, and further agrees that its failure to do so within ten (10) days after written request shall be a default for which this Lease may be terminated without further notice. Without limitation, where Tenant in this Lease indemnifies or otherwise covenants for the benefit of mortgagees, such agreements are for the benefit of mortgagees as third party beneficiaries; and at the request of Landlord, Tenant from time to time will confirm such matters directly with such mortgagee.

16.05.     Estoppel Certificates

Within fifteen (15) days after request by a party to this Lease, the other party shall execute, acknowledge and deliver a written statement certifying: (i) that none of the terms or provisions of this Lease have been changed (or if they have been changed, stating how); (ii) that this Lease has not been canceled or terminated; (iii) the last date of payment of Base Rent and other charges and the time period covered; (iv) that to the knowledge of the party executing the certificate, the party requesting such certificate is not in default under this Lease (or, if in default, describing it in reasonable detail); and (v) such other information with respect this Lease as may be reasonably requested or which any prospective purchaser or encumbrancer of the Property may reasonably require. Landlord may deliver any such statement by Tenant to any such prospective purchaser or encumbrancer, which may rely conclusively upon such statement as true and correct.

16.06.     Ground Lease

Landlord and Tenant acknowledge that (i) Landlord is a tenant under a Ground Lease dated as of March 30, 1999, as amended by a letter dated July 29, 1999, and an Agreement Regarding Arbitration and Lease Amendments dated December 15, 1999 (as amended, the “Ground Lease”) with MBA — Rogers Street, LLC, successor in interest to MBA — Cambridge, LLC and O&T Realty, LLC, as Landlord (the “Ground Landlord”) and

(ii) this Lease and all rights of Tenant hereunder are and shall be subject and subordinate to the Ground Lease and all renewals, extensions, modifications, and replacements thereof, provided, however that no such modifications or replacements shall have any adverse affect on Tenant’s rights under this Lease or Landlord’s ability to perform its obligations under this Lease. Landlord shall deliver a non-disturbance and attornment agreement (an “NDA” ) for the benefit of Tenant substantially in the form attached hereto as Exhibit 16.06 within 30 days following the completion of the Base Building Work (or, if Ground Landlord agrees that the NDA is effective only upon completion of the Base Building Work, within 30 days following the Date of Lease). Landlord represents and warrants as of the date hereof that: (i) the copy of the Ground Lease furnished by Landlord to Tenant constitutes a true, complete and correct copy of the Ground Lease (subject to redactions), (ii) there are no amendments, modifications, or supplemental agreements regarding the Ground Lease except as previously disclosed to Tenant; and (iii) to the best of Landlord’s knowledge, the Ground Lease is in full force and effect.

Landlord covenants to Tenant that, so long as there is not an uncured Event of Default by Tenant of its obligations under this Lease, Landlord shall (i) pay all rent payable by Landlord pursuant to the Ground Lease and will perform all other obligations imposed on Landlord pursuant to the Ground Lease to the extent that failure to perform the same would adversely affect Tenant’s use or occupancy of the Premises and rights under this Lease (except to the extent that such obligations are delegated to and assumed by Tenant pursuant to the terms of this Lease) and (ii) will not terminate the Ground Lease except for the good faith exercise of Landlord’s remedies expressly provided under the Ground Lease (including, without limitation, Landlord’s remedies in the event of casualty or condemnation) or enter into an amendment of the Ground Lease shortening the term of the Ground Lease to less than the Term hereunder as may be extended by the exercise of any and all extension options hereunder, or otherwise materially, adversely impacting Tenant’s rights hereunder.

16.07      Tenant’s Financial Condition

Unless Tenant’s annual and quarterly financial reports are publicly available, and except during any quiet, non-disclosure or confidentiality period with respect to any securities offering to the extent applicable to disclosure to Landlord pursuant to the regulations of the Securities and Exchange Commission or any major nationally recognized listing service or stock exchange on which Tenant is listed (as reasonably evidenced to Landlord by Tenant), Tenant, within twenty (20) days after request from Landlord from time to time, shall deliver to Landlord Tenant’s annual audited financial statements for the latest available two (2) fiscal years, including the year ending no more than eighteen (18) months prior to Landlord’s request, and an unaudited financial statement dated no more than twelve (12) months prior to Landlord’s request, and quarterly financial statements certified in writing by Tenant’s Chief Financial Officer. Landlord may deliver such financial statements to its mortgagees and lenders and prospective mortgagees, lenders and purchasers. Tenant represents and warrants to Landlord that each such financial statement shall be true and accurate as of its date.

Except for publicly available information, financial statements shall be confidential and shall be used only for the purposes set forth in this Section 16.07. If Tenant is publicly traded company, it shall give Landlord its most recently filed annual and quarterly reports on request.

ARTICLE 17. MISCELLANEOUS PROVISIONS

17.01.    Landlord’s Consent Fees

In addition to fees and expenses in connection with Tenant Work, as described in Section 10.05, Tenant shall pay Landlord’s reasonable fees and expenses, including legal, engineering and other consultants’ fees and expenses, incurred in connection with Tenant’s request for Landlord’s consent under Article 13 (Assignment and Subletting) or in connection with any other act by Tenant which requires Landlord’s consent or approval under this Lease.

17.02.    Notice of Landlord’s Default

Tenant shall give notice of Landlord’s failure to perform any of its obligations under this Lease to Landlord, and to any mortgagee or beneficiary under any deed of trust encumbering the Property whose name and address have been given to Tenant. Landlord shall not be in default under this Lease unless Landlord (or such mortgagee or beneficiary) fails to cure such non-performance within thirty (30) days after receipt of Tenant’s notice. However, if such non-performance requires more than thirty (30) days to cure, such period shall be reasonably extended in the case of any such non-performance that cannot be cured by the payment of money where such non-performance can be cured, and Landlord begins promptly within said thirty (30) day period and thereafter diligently completes the cure

17.03.    Quiet Enjoyment

Landlord agrees that, so long as Tenant is not in default under the terms of this Lease, Tenant shall lawfully and quietly hold, occupy and enjoy the Premises during the Term of this Lease without disturbance by Landlord or by any person claiming through or under Landlord, subject to the terms of this Lease.

17.04.    Interpretation

In any provision relating to the conduct, acts or omissions of Tenant, the term “Tenant” includes Tenant’s agents, employees, contractors, invitees, successors or others using the Premises with Tenant’s expressed or implied permission. In any provision relating to the conduct, acts or omissions of Landlord, the term “Landlord” includes Landlord’s agents, employees, and contractors.

17.05.     Notices

All notices, requests and other communications required under this Lease shall be in writing, addressed as specified in Article 1, and shall be (i) personally delivered, (ii) sent by certified mail, return receipt requested, postage prepaid, or (iii) delivered by a national overnight delivery service that maintains delivery records. All notices shall be effective upon delivery (or refusal to accept delivery). Either party may change its notice address upon written notice to the other party.

17.06.     No Recordation

Tenant shall not record this Lease. Either Landlord or Tenant may require that a statutory notice, short form or memorandum of this Lease executed by both parties be recorded. Tenant may record any subordination agreement (notifying Landlord of the date and book and page number) or request Landlord to record it on Tenant’s behalf. The party requesting or requiring such recording shall pay all expenses, transfer taxes and recording fees.

17.07.     Corporate Authority

Tenant warrants and represents that (a) Tenant is duly organized, validly existing and in good standing under the laws of the jurisdiction in which such entity was organized; (b) Tenant has the authority to own its property and to carry on its business as contemplated under this Lease; (c) Tenant has duly executed and delivered this Lease; (d) the execution, delivery and performance by Tenant of this Lease (i) are within the powers of Tenant, (ii) have been duly authorized by all requisite action and does not require consent from any other person or entity, (iii) will not violate any provision of law or any order of any court or agency of government, or any agreement or other instrument to which Tenant is a party or by which it or any of its property is bound, and (iv) will not result in the imposition of any lien or charge on any of Tenant’s property, except by the provisions of this Lease; and (e) the Lease is a valid and binding obligation of Tenant in accordance with its terms. This warranty and representation shall survive the termination of the Term.

Landlord represents and warrants that (a) Landlord is duly organized, validly existing and in good standing under the laws of the jurisdiction in which such entity was organized; (b) Landlord has the authority to own its property and to carry on its business as contemplated under this Lease; (c) Landlord has duly executed and delivered this Lease; (d) the execution, delivery and performance by Landlord of this Lease (i) are within the powers of Landlord, (ii) have been duly authorized by all requisite action, (iii) will not violate any provisions of law or any order of any court or agency of government, or any agreement or other instrument to which Landlord is a party or by which it or any of its property is bound, and (iv) will not result in the imposition of any lien or charge on any of Landlord’s property, except by the provisions of this Lease; and (e) the Lease is a valid and binding obligation of Landlord in accordance with its terms. This warranty and representation shall survive the termination of the Term.

17.08.     Joint and Several Liability

If more than one party signs this Lease as Tenant, they shall be jointly and severally liable for all obligations of Tenant.

17.09.     Force Majeure

If a party cannot perform any of its obligations due to acts of God, war, civil commotion, labor disputes, strikes, fire, flood or other casualty, shortages of or the inability to obtain labor or material from customary sources on customary term, government regulation or restriction, weather conditions, or any similar event to the foregoing, or acts, neglects or delays of the other party (in all instances, other than the inability to make payments when due), the time provided for performing such obligations shall be extended by a period of time equal to the duration of the events.

17.10.     Limitation of Warranties

Landlord and Tenant expressly agree that there are and shall be no implied warranties of merchantability, habitability, suitability, fitness for a particular purpose or of any other kind arising out of this Lease, and there are no warranties that extend beyond those expressly set forth in this Lease.

17.11.     No Other Brokers

Landlord and Tenant represent and warrant to each other that the Broker(s) named in Article 1 are the only agents, brokers, finders or other parties with whom such party has dealt who may be entitled to any commission or fee with respect to this Lease or the Premises or the Property. Landlord and Tenant agree to indemnify and hold the other harmless from any claim, demand, cost or liability, including attorneys’ fees and expenses, asserted by any party other than the brokers named in Article 1 based upon dealings of that party with the indemnifying party. Landlord shall be responsible for the payment of any brokerage fees to the Brokers named in Article 1. The provisions of this Section shall survive the Term or early termination of this Lease.

17.12.     Applicable Law and Construction

This Lease may be executed in counterparts, shall be construed as a sealed instrument, and shall be governed exclusively by the provisions hereof and by the laws of the state where the Property is located without regard to principles of choice of law or conflicts of law. A facsimile signature to this Lease shall be sufficient to prove the execution by a party. The covenants of Landlord and Tenant are independent, and such covenants shall be construed as such in accordance with the laws of The Commonwealth of Massachusetts. If any provisions shall to any extent be invalid, the remainder shall not be affected. Other than contemporaneous instruments executed and delivered of even date, if any, this Lease contains all of the agreements between Landlord and Tenant relating in any way to the Premises and supersedes all prior agreements and dealings between them. There are no oral agreements between Landlord and Tenant relating to this Lease or the Premises. This Lease may be amended only by instrument in writing executed and delivered by both Landlord and Tenant. The provisions of this Lease shall bind Landlord and Tenant and their respective successors and assigns, and shall inure to the benefit of Landlord and its successors and assigns and of Tenant and its permitted successors and assigns, subject to Article 13. As used herein, “non-monetary default” shall mean a default that cannot be substantially cured by the payment of money. The titles are for convenience only and shall not be considered a part of the Lease. This Lease shall not be construed more strictly against one party than against the other merely by virtue of the fact that it may have been prepared primarily by counsel for one of the parties, it being recognized that both Landlord and Tenant have contributed substantially and materially to the preparation of this Lease. If Tenant is granted any extension or other option, to be effective the exercise (and notice thereof) shall be unconditional; and if Tenant purports to condition the exercise of any option or to vary its terms in any manner, then the purported exercise shall be ineffective. The enumeration of specific examples of a general provision shall not be construed as a limitation of the general provision. Unless a party’s approval or consent is required by the express terms of this Lease not to be unreasonably withheld, such approval or consent may be withheld in the party’s sole discretion. The submission of a form of this Lease or any summary of its terms shall not constitute an offer by Landlord to Tenant; but a leasehold shall only be created and the parties bound when this Lease is executed and delivered by both Landlord and Tenant. Nothing herein shall be construed as creating the relationship between Landlord and Tenant of principal and agent, or of partners or joint venturers or any relationship other than landlord and tenant. This Lease and all consents, notices, approvals and all other related documents may be reproduced by any party by any electronic means or by facsimile, photographic, microfilm, microfiche or other reproduction process and the originals may be destroyed; and each party agrees that any reproductions shall be as admissible in evidence in any judicial or administrative proceeding as the original itself (whether or not the original is in existence and whether or not reproduction was made in the regular course of business), and that any further reproduction of such reproduction shall likewise be admissible. If any payment in the nature of interest provided for in this Lease shall exceed the maximum interest permitted under controlling law, as established by final judgment of a court, then such interest shall instead be at the maximum permitted interest rate as established by such judgment. The term “Term” includes the Initial Term as it may be extended pursuant to Section 3.03.

ARTICLE 18. RIGHT OF FIRST OFFER

18.01.     Right of First Offer

From and after the initial lease-up of the third floor of the Building (i.e., after the third floor of the Building achieves 100% occupancy), Landlord agrees not to enter into any lease or leases for any available space on the third floor of the Building (in each case, an “RFO Space”) without first giving Tenant an opportunity to lease such space (“Right of First Offer”), provided however, that Landlord shall not have to afford Tenant such opportunity, and the provisions of this Section 18.01 shall not apply, if (i) Landlord is leasing such space to tenants, or to any affiliates thereof, under extension or expansion rights granted under leases executed by Landlord during the initial lease-up of the RFO Space, or (ii) an Event of Default exists at the time Tenant elects to exercise this Right of First Offer or at the time the RFO Space would be added to the Premises. Notwithstanding anything in this Lease to the contrary, in no event shall the rights under this Article 18 apply to (i) any space offered to lease for use as a building amenity, such as a management office or newsstand, or (ii) expansion, renewal or extension of leases by tenants consistent with options to extend, renew or expand as may be provided in any lease previously subject to an offer (or exempt from the obligation to offer) to Tenant pursuant to this Article 18 or expansion, renewal or extension of leases by tenants occupying or having rights in the RFO Space at the time of the applicable Offer Notice (as defined below).

If Landlord intends to enter into a lease for any RFO Space and is obligated to first give Tenant an opportunity to lease such space hereunder, then Landlord will deliver to Tenant a notice (the “Offer Notice”) that (i) specifies the space that will be available (the “Offered Space”), the date on which Landlord anticipates that the space will be available (the “Target Delivery Date”), and the material business terms on which Landlord is prepared to lease the Offered Space to the extent such material business terms vary from the terms of the Lease, and (ii) offers to lease all of the Offered Space to Tenant on the same business terms. If Landlord is prepared to lease the Offered Space on more than one set of business terms (e.g., for different terms of years at different rent rates), then Landlord may specify alternative business terms in the Offer Notice.

If Tenant delivers to Landlord, within fourteen (14) days following receipt of the Offer Notice, an acceptance of such offer (which shall include an acceptance of one of the proposed sets of business terms if the Offer Notice included alternative sets of business terms), then the same shall constitute an agreement to lease all of the Offered Space on the business terms set forth in the Offer Notice, and within 15 days after acceptance of the offer the parties shall enter into a lease amendment providing for the incorporation of the Offered Space into the Premises on such business terms. If Tenant does not accept such offer, then the Offered Space may be leased by Landlord to a third party other than Tenant on terms no more favorable to such third party than those in the Offer Notice, except that Landlord shall have the right to vary the rent in said third-party lease by up to five (5%) percent of that specified in the Offer Notice and said action shall not be deemed to be more favorable to the third-party. In the event the rent decreases by more than five (5%) percent or the Landlord otherwise changes the business terms from those set forth in the Offer Notice in a manner materially more favorable to a third party, Landlord shall re-offer the Offered Space to Tenant in the same manner, except that Tenant must respond to Landlord within seven (7) days of the date Landlord re-offers the Offered Space to Tenant.

Landlord shall endeavor to deliver any Offered Space leased by Tenant pursuant to this Section 18.01 on or before the Target Delivery Date specified in the Offer Notice. However, Landlord’s failure to deliver, or any delay in delivering, the Offered Space for any reason beyond Landlord’s reasonable control (including, without limitation, continued occupancy by a prior occupant) shall not be a default of Landlord or give rise to any liability of Landlord under the Lease, and shall not affect the validity of the Lease or Tenant’s obligation to accept and lease the Offered Space when delivered (except as Landlord and Tenant may mutually agree at the time Landlord delivers the Offer Notice to Tenant). Notwithstanding the foregoing, Landlord shall use diligent efforts to deliver any Offered Space leased by Tenant, and in the event Landlord is unable to deliver the Offered Space to Tenant on or before the date that is six (6) months after the Target Delivery Date, Tenant shall not be obligated to lease the Offered Space provided that within thirty (30) days after the end of said six-month period, Tenant notifies Landlord in writing of its desire not to lease the Offered Space.

18.02.     Tenant’s Rights are Personal

Tenant’s rights under this Article 18 are personal to the original Tenant named hereunder and shall expire upon such time as the rights of Tenant are assigned (other than to a Successor Entity) or greater than 50% percent of the then- Premises are sublet (other than to a Related Entity).

18.03.     Additional Limitations

This Article 18 shall not be construed to grant to Tenant any rights or interest in any RFO Space, and any claims by Tenant alleging a failure of Landlord to comply with this Article 18 shall be limited to claims for monetary damages and Tenant shall not assert any rights in any space on the RFO Space nor file any lis pendens or similar notice with respect thereto.

ARTICLE 19. RIGHT OF FIRST REFUSAL

19.01.     Right of First Refusal

Tenant shall have a one-time right of first refusal with respect to the portion of the first floor of the Building shown on Exhibit 19.01, attached (“RFR Space”). Tenant’s rights under this Section 19.01 shall apply to all, but not less than all, of such space identified in Landlord’s RFR Notice (as defined below). Notwithstanding the foregoing, Tenant’s rights of first refusal under this Section 19.01 shall not apply to any space offered to lease for use as a building amenity, such as a management office or newsstand. Prior to entering into any letter of intent to lease (or, if no letter of intent is executed, any lease of) at least 50% of the RFR Space that is subject to this Section 19.01, Landlord shall provide written notice (the “RFR Notice”) to Tenant of the date for the scheduled availability of the RFR Space in question, the permitted uses for the RFR Space, the proposed use of the RFR Space to the extent known by Landlord, and the terms of the proposed lease. If Landlord does not offer all of the RFR Space to Tenant pursuant to the rights granted under this Article 19, then any RFR Space remaining subject to this Article 19 shall be contiguous to the Premises (i.e. if Landlord elects to offer less than all of the RFR Space to a third party and such offer does not trigger Tenant’s rights hereunder because it constitutes less than 50% of the RFR Space, then such offer may only include space that is not contiguous to the Premises). Tenant shall notify Landlord (“RFR Acceptance Notice”) within five (5) Business Days following receipt of Landlord’s RFR Notice if it elects to lease the RFR Space on the terms set forth in the RFR Notice. If Tenant does not timely elect to lease the RFR Space as set forth above, then Landlord shall have the right to enter into a lease consistent in material economic terms with the RFR Notice. In the event (x) of any material change in the proposed economic terms (which shall be deemed to mean a decrease in rent by more than 5%), or (y) that Landlord has not entered into a lease for the portion of the RFR Space identified in the RFR Notice within nine months after the date of the RFR Notice, Landlord shall re-offer the RFR Space in question in accordance with the provisions of this Section 19.01, except that the time in which Tenant shall be obligated to respond with respect to any re-offer shall be three (3) Business Days. If Landlord enters into a lease consistent with the material economic terms in the RFR Notice, then Tenant’s rights under this Article 19 shall terminate and be of no further force and effect.

Upon Landlord’s receipt of an RFR Acceptance Notice, Landlord will prepare and deliver to Tenant an amendment of this Lease identifying the RFR Space to be occupied by Tenant and the other terms applicable to such occupancy. All the agreements and conditions in this Lease contained herein shall apply to the RFR Space, except as otherwise set forth in the RFR Notice (provided, however, that the RFR Space shall not include a Finish Work Allowance and/or Additional Allowance unless otherwise expressly provided in the RFR Notice). Within fourteen (14) days after submission of an appropriate amendment to this Lease by Landlord to Tenant incorporating the applicable RFR Space into this Lease for the balance of the term hereof and any extension thereof, on the terms and conditions set forth herein, Tenant and Landlord shall execute said amendment.

Notwithstanding any provision of this Section to the contrary, Tenant’s rights under this Section shall be void, at Landlord’s election, if Tenant is in default hereunder, after any applicable notice and cure periods have expired, at any time prior to the time Tenant makes any election with respect to the RFR Space under this Section or at the time the RFR Space would be added to the Premises.

19.02.     Additional Limitations

This Article 19 shall not be construed to grant to Tenant any rights or interest in any RFR Space, and any claims by Tenant alleging a failure of Landlord to comply with this Article 19 shall be limited to claims for monetary damages and Tenant shall not assert any rights in any space on the RFR Space nor file any lis pendens or similar notice with respect thereto.

19.03.     Arbitration

All disputes between the parties specifically referencing this Section 19.03 (so long as such reference is applicable) shall be resolved in accordance with this Section 19.03. Any arbitration decision under this Section 19.03 shall be enforceable in accordance with applicable law in any court of proper jurisdiction. If Landlord disputes Tenant’s right to deduct any amount of Base Rent pursuant to Tenant’s express rights under Section 10.04(c)-2 of Exhibit 10.04(c) and if Landlord gives written notice to Tenant of such dispute on or before the date ten (10) business days after Landlord receives written notice from Tenant that Tenant intends to exercise such right to deduct, then such dispute shall be resolved in an arbitration proceeding pursuant to this Section 19.03 prior to any deduction of disputed amounts by Tenant.

Either party may give written notice of the dispute requesting resolution under this Section and submit a reasonably detailed written statement of the position and reasons therefor with such notice. The other party will, within ten (10) days of receiving such written statement submit to the party initiating the dispute resolution its own detailed written statement of the position and reasons therefor. The president of Tenant and David Clem on behalf of Landlord (or such other persons as Landlord or Tenant may designate by written notice to the other) shall meet at the earliest mutually acceptable time and place, but in any case within thirty (30) days of the date of response statement to attempt to resolve the dispute. If the matter has not been resolved within thirty (30) days of the date of the response statement, then either party may initiate arbitration of such controversy by written notice to other (the “Arbitration Notice”). The arbitration shall be held before a single arbitrator. The parties shall endeavor to agree upon and name the arbitrator within the fifteen (15) day period following the Arbitration Notice. If the parties fail timely to name the arbitrator, then unless the parties agree in writing to another procedure for designating the arbitrator, either party may by written notice given to the other and to the Boston office of the AAA request that the arbitrator be promptly chosen by the Boston office of the AAA. In any event, the arbitrator shall be either a person with at least fifteen (15) years personal experience as a partner, member or other principal of one or more major law firms with a Massachusetts office (which for this purpose shall mean a law firm having at least 75 attorneys) who has a principal specialty in real estate practice, or a retired judge who has served on either the Massachusetts Land Court or the Massachusetts Appeals Court or the Business Litigation Section; provided that that the arbitrator shall not have had any business relationship with either party or affiliates of either party for at least the then most recent ten (10) years, all as determined by the person or persons designating such arbitrator. The arbitrator shall commence the arbitration hearing within ten (10) days after appointment, shall complete the arbitration hearing within thirty (30) days after the date the arbitration hearing commenced, and shall render a written arbitration decision within forty (40) days after the arbitration hearing commenced, which time periods may be extended by written agreement of the parties or by the arbitrator for good cause, with a decision issued, no later then two weeks after the date that such dispute is submitted for arbitration. The arbitration shall be conducted in accordance with then existing, expedited procedures under the commercial arbitration rules of the AAA; however, to the extent any provision of this paragraph is inconsistent with such procedures, the provisions of this paragraph shall govern. The arbitration shall only be administered by the AAA if it chooses the arbitrator; otherwise it shall be administered by the arbitrator. The decision of the arbitrator shall be final and binding upon the parties and judgment upon the decision rendered by the arbitrator may be entered in any court having jurisdiction thereof. The parties shall equally share and pay the costs of the arbitrator.

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LANDLORD:

ROGERS STREET, LLC, a Delaware limited liability company

By:	The Lyme Timber Company, a New Hampshire limited partnership, its sole manager

By:	Woodland Management Associates, LLC, a New Hampshire limited liability company, its general partner

	By:	/s/ David Clem
		Name:	David Clem
		Title:	Director

TENANT:

MICROBIA, INC., a Delaware corporation

By:	/s/ Michael J. Higgins
	Name:	Michael J. Higgins
	Title:	SVP

By:
Name:
Title:

FIRST AMENDMENT TO LEASE

THIS FIRST AMENDMENT TO LEASE (this “Amendment”) is entered into as of this 9th day of April, 2009, by and between BMR-ROGERS STREET LLC, a Delaware limited liability company (“Landlord,” as successor-in-interest to Rogers Street, LLC (“Original Landlord”)), and IRONWOOD PHARMACEUTICALS, INC., a Delaware corporation (formerly known as Microbia, Inc.) (“Tenant”).

RECITALS

A.          WHEREAS, Original Landlord and Tenant entered into that certain Lease dated as of January 12, 2007 (the “Original Lease”), whereby Tenant leases certain premises from Landlord at 301 Binney Street in Cambridge, Massachusetts;

B.           WHEREAS, Landlord and Tenant desire to confirm the size of the Premises, the Office Space, the First Floor Space, the First Lab Space and the Final Lab Space as constructed in connection with Tenant’s performance of the Finish Work for each aforementioned space;

C.           WHEREAS, Landlord and Tenant desire to set forth the Rent Commencement Date for each of the Office Space, the First Floor Space, the First Lab Space and the Final Lab Space as constructed in connection with Tenant’s performance of the Finish Work for each aforementioned space; and

D.          WHEREAS, Landlord and Tenant desire to modify and amend the Original Lease only in the respects and on the conditions hereinafter stated.

AGREEMENT

NOW, THEREFORE, Landlord and Tenant, in consideration of the mutual promises contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, agree as follows:

1.           Definitions. For purposes of this Amendment, capitalized terms shall have the meanings ascribed to them in the Original Lease unless otherwise defined herein.

2.           Building Square Footage. The square footage of the Building is four hundred seventeen thousand two hundred ninety (417,290) rentable square feet.

3.           Measurement Standard. Pursuant to Section 2.01(e)(ii) of the Original Lease, the rentable area of the Premises has been remeasured in accordance with the Measurement Standard and the remeasured rentable square footage of the Premises is set forth on Exhibit A attached hereto. Exhibit 2.01(e) to the Original Lease is hereby deleted in its entirety and replaced with Exhibit A attached hereto. Landlord and Tenant acknowledge and agree that the measurements reflected in this Amendment, including Exhibit A, are the final and conclusive measurements for the Building, Premises and each Phase under the Lease and Landlord waives its rights under the Lease, including Section 2.01, to further remeasure the Building, Premises or any Phase. Notwithstanding anything herein to the contrary, to the extent that there is a conflict between the rentable area set forth in this

Amendment and that set forth on Exhibit A hereto, the information set forth in this Amendment shall supersede.

4.           Premises. The square footage of the Premises in its entirety shall be one hundred fourteen thousand eighty-eight (114,088) rentable square feet. Exhibit 1.07 to the Original Lease is hereby deleted in its entirety and replaced with Exhibit B attached hereto.

5.           Office Space. The Office Space consists of twenty thousand (20,000) rentable square feet on the second floor of the Building. The Rent Commencement Date for the Office Space is January 7, 2008.

6.           First Floor Space. The First Floor Space consists of eighteen thousand seventy-one (18,071) rentable square feet of space on the first floor of the Building and includes shaft and/or mechanical space in the basement and on the first, second, third, fourth, fifth and penthouse levels of the Building. The Rent Commencement Date for the First Floor Space is June 7, 2008.

7.           First Lab Space. The First Lab Space consists of thirty-seven thousand two hundred sixteen (37,216) rentable square feet on the second floor of the Building and includes shaft and/or mechanical space in the basement and on the first, second, third, fourth, fifth and penthouse levels of the Building. The Rent Commencement Date for the First Lab Space is August 1, 2008.

8.           Final Lab Space. The Final Lab Space consists of thirty-eight thousand eight hundred one (38,801) rentable square feet on the second floor of the Building and includes shaft and/or mechanical space on the second, third, fourth, fifth and penthouse levels of the Building. The Rent Commencement Date for the Final Lab Space shall occur on the earlier to occur of (x) January 1, 2011 or (y) the date upon which Tenant first occupies all or any portion of the Final Lab Space for the conduct of its business.

9.           Tenant’s Pro Rata Share. Tenant’s Pro Rata Share shall be 28.78%.

10.         Finish Work Allowance. Tenant’s total Finish Work Allowance shall be Twelve Million Seven Hundred Sixty-One Thousand Dollars ($12,761,000).

11.         Letter of Credit. Tenant shall deliver to Landlord a replacement Letter of Credit or an amendment to the existing Letter of Credit in the amount of Five Million Two Hundred Sixty-Nine Thousand Three Hundred Seventy-Two Dollars ($5,269,372), representing the revised amount of the Letter of Credit due pursuant to Section 15.01 of the Lease as of the date of this Amendment (replacing the amount due under Section 15.01 of the Lease upon the submission of Tenant’s first requisition for Finish Work Allowance amounts with respect to the First Lab Space). Effective as of the date of this Amendment, the amount of the final Letter of Credit due upon the submission of Tenant’s first requisition for Finish Work Allowance amounts with respect to the Final Lab Space, as set forth in Section 1.14 and 15.01 of the Original Lease, shall increase by Ninety-Five Thousand One Hundred Six Dollars ($95,106) for a total amount of Seven Million Six Hundred Sixteen Thousand Eight Hundred Thirty-Three Dollars ($7,616,833.00).

12.         Broker. Tenant and Landlord each represents and warrants to the other that it has not dealt with any broker or agent in the negotiation for or the obtaining of this Amendment and agrees to indemnify, defend and hold the other harmless from any and all cost or liability for compensation claimed by any such broker or agent employed or engaged by it or claiming to have been employed or engaged by it for such purposes.

13.         Effect of Amendment. Except as modified by this Amendment, the Original Lease and all the covenants, agreements, terms, provisions and conditions thereof shall remain in full force and effect and are hereby ratified and affirmed. The covenants, agreements, terms, provisions and conditions contained in this Amendment shall bind and inure to the benefit of the parties hereto and their respective successors and, except as otherwise provided in the Original Lease, their respective assigns. In the event of any conflict between the terms contained in this Amendment and the Original Lease, the terms herein contained shall supersede and control the obligations and liabilities of the parties. From and after the date hereof, the term “Lease” as used in the Original Lease shall mean the Original Lease, as modified by this Amendment.

14.         Miscellaneous. This Amendment becomes effective only upon execution and delivery hereof by Landlord and Tenant. The captions of the paragraphs and subparagraphs in this Amendment are inserted and included solely for convenience and shall not be considered or given any effect in construing the provisions hereof. All exhibits hereto are incorporated herein by reference.

15.         Counterparts. This Amendment may be executed in one or more counterparts that, when taken together, shall constitute one original.

16.         Authority. Landlord and Tenant have all necessary and proper authority, without the need for the consent of any other person or entity, to enter into and perform under this Amendment.

IN WITNESS WHEREOF, Landlord and Tenant have hereunto set their hands as of the date and year first above written, and acknowledge that they possess the requisite authority to enter into this transaction and to execute this Amendment.

LANDLORD:

BMR-ROGERS STREET LLC, a Delaware limited liability company

By:	/s/ Kevin M. Simonsen

Name:	Kevin M. Simonsen
Title:	VP, Real Estate Counsel

TENANT:

IRONWOOD PHARMACEUTICALS, INC., a Delaware corporation

By:	/s/ J DeTore
Name:	J DeTore
Title:	VP, Finance